UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERICAN WATER WORKS COMPANY, INC.

March 30, 2012

Dear American Water Stockholder:

I am pleased to invite you to attend American Water’s 2012 Annual Meeting of Stockholders on Friday, May 11, 2012. The meeting will be held at 10:00 a.m., Eastern Daylight Time, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043. For your convenience, we are providing a live webcast (audio only) of the meeting at www.amwater.com. Instructions on accessing the webcast are explained in detail on page 2.

The materials accompanying this letter include a formal notice of the meeting and the proxy statement. The proxy statement provides information on, among other things, American Water’s corporate governance, the Company’s executive compensation program, and the matters to be voted on at the meeting. We believe that matters addressed in the proxy statement reflect American Water’s commitment to strong governance processes, including independent and active Board oversight, accountability to stockholders, transparent disclosure and compliance with regulatory responsibilities.

The American Water board of directors’ commitment to sound corporate governance is illustrated by a number of practices adopted in recent years.

•	Our Chairman of the Board is an independent director.

•	We have instituted a majority vote standard for election of directors.

•	We have a policy mandating independence for the Compensation Committee’s compensation consultant.

•	All audit committee members are “audit committee financial experts,” within the meaning of SEC regulations.

•	Stockholders have direct and confidential access to the board of directors through our email address: contacttheboard@amwater.com

We believe that these steps, and other effective governance practices described in this proxy statement, as well as American Water’s largely performance-based executive compensation program, exhibit our proactive approach to governance. We encourage you to learn more about our governance practices by reading the proxy statement and visiting the Investor Relations page on our website at www.amwater.com.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described in the accompanying proxy materials.

We will set aside time at the meeting for discussion of each item of business, and American Water’s management will report on the Company’s performance during the last fiscal year and respond to questions from stockholders. If you will need special assistance at the meeting because of a disability, please contact Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or Investor Relations via email at aw.investorrelations@amwater.com or by telephone at 877-310-7174.

Thank you for your support and continued interest in American Water.

Sincerely,

George MacKenzie
Chairman of the Board

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

NOTICE OF

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2012

The Annual Meeting of Stockholders of American Water Works Company, Inc. (the “Company”) will be held at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, on Friday, May 11, 2012, at 10:00 a.m., Eastern Daylight Time to consider and take action on the following:

1.	election to the board of directors of the eight nominees named in the proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

2.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	an advisory vote on executive compensation;

4.	a stockholder proposal; and

5.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Holders of record of our outstanding common stock as of the close of business on March 19, 2012, are entitled to vote at the meeting.

By Order of the Board of Directors

Kellye L. Walker
Chief Administrative Officer, General
Counsel and Secretary

March 30, 2012

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. It is important that your shares of common stock be represented on the important issues presented at the meeting and we encourage you to vote in the method that best suits you. If you are unable to join us in Voorhees on May 11, 2012, you will have the ability to participate and cast your vote electronically on the Internet during the meeting at www.virtualshareholdermeeting.com/awk2012. Investors will also be able to hear a live audio-only webcast of the meeting by visiting our Stockholder Forum at www.amwater.com. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail (or, if you received printed proxy materials, on the enclosed proxy card), and the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 1 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 11, 2012: The proxy statement and 2011 Annual Report (which includes our annual report on Form 10-K for the year ended December 31, 2011) are available at the Investor Relations section of the Company’s website at www.amwater.com.

AMERICAN WATER WORKS COMPANY, INC

PROXY STATEMENT

i

AMERICAN WATER WORKS COMPANY, INC.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The board of directors of the Company is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders (or any adjournment or postponement of the Annual Meeting). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing to most of our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” rather than mailing a printed copy of our proxy materials. Our proxy materials consist of this proxy statement, a proxy card and our annual report to stockholders, which includes our Form 10-K for the year ended December 31, 2011 and a letter from our President and CEO. We are making these materials available to our stockholders beginning on or about March 30, 2012. More information is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials.

When and where will the Annual Meeting be held?

The date, time and place of our 2012 Annual Meeting of Stockholders are set forth below:

DATE:	Friday, May 11, 2012

TIME:	10:00 a.m. (Eastern Daylight Time)

PLACE:	The Mansion 3000 Main Street Voorhees, New Jersey 08043

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and take action upon the matters outlined in the Notice of Meeting:

•	election to the board of directors of the eight nominees named in this proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	an advisory vote on executive compensation;

•	a stockholder proposal; and

•	such other business, if any, as may properly come before the meeting and any adjournment or postponement of the meeting.

American Water’s management will also report on the Company’s performance during the last fiscal year and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Stockholders of record who owned American Water common stock at the close of business on March 19, 2012, the record date, are entitled to vote. As of the record date, there were 176,039,320 shares of American Water common stock outstanding.

What is required to attend the Annual Meeting?

You will need an admission card and picture identification to enter the Annual Meeting. To obtain an admission card, which will be mailed to you prior to the meeting, please follow the advance registration instructions on the back inside cover of this proxy statement. If your shares are not registered in your own name, you must provide, at the entrance to the Annual Meeting, evidence of your stock ownership as of March 19, 2012. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement.

To attend the Annual Meeting on the Internet, visit www.virtualshareholdermeeting.com/awk2012. To enter the meeting and vote, you must use your 12-digit Control Number printed on your proxy voting card. Stockholders of record will be able to vote their shares electronically and submit questions during the meeting. Questions submitted online, but not answered during the meeting, will be addressed within the next business day following the meeting.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please contact Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or Investor Relations by email at aw.investorrelations@amwater.com or by telephone at 877-310-7174, at least one week prior to our meeting.

Will there be a public webcast of the Annual Meeting?

Yes. The Annual Meeting will be webcast live to the public via the Internet on Friday, May 11, 2012, beginning at 10:00 a.m., Eastern Daylight Time. Accessing the webcast will enable you to hear the speakers on a live basis.

The webcast may be accessed on our website at www.amwater.com. Click on “Investors Relations” at the top of the page, and follow the Annual Meeting webcast link under Upcoming Events. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the Company’s website at the same website address through June 11, 2012.

What are the board of directors’ recommendations regarding the matters to be acted on at the Annual Meeting?

The board of directors recommends a vote:

•	FOR the election of all director nominees named in this proxy statement;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	FOR the approval, on an advisory basis, of our executive compensation; and

•	AGAINST the stockholder proposal.

What is e-proxy, and why is American Water using it?

E-proxy is the informal name for a process permitted by SEC rules. Under this process, a company can make its proxy materials available to some or all of its stockholders over the Internet, instead of mailing paper copies of the proxy materials to every stockholder. We are using e-proxy to distribute proxy materials to some of our stockholders because it will reduce our printing and mailing costs and reduce the consumption of paper and other resources.

How do I access the proxy materials on the Internet?

We have mailed to some of our stockholders a Notice. If you hold your shares through a bank or broker, that bank or broker will arrange to have a Notice provided to you. The Notice has instructions on how to access our proxy materials on the Internet.

I received the Notice, but I prefer to read my proxy materials on paper—can I get paper copies?

Yes. The Notice has instructions on how to request paper copies by telephone, e-mail or on the Internet. We will send, free of charge, printed materials by first class mail within three business days of receiving your request, either directly or through your bank or broker. If you so indicate in your request, you also will receive the materials in paper form with respect to future stockholder meetings.

I previously consented to the electronic delivery of proxy materials—will I continue to receive them via e-mail?

Yes. If you have already elected to receive proxy materials electronically, you will continue to receive them that way.

How many votes do I have?

Each outstanding share of American Water common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name, you are considered to be the stockholder “of record” with respect to those shares, and either the Notice or paper copies of the proxy materials are being sent directly to you by American Water. If your shares are held in the name of a bank or broker, then you are considered to hold those shares in “street name.” In that case, the Notice is being sent to you or paper copies of the proxy materials are being forwarded to you by or on behalf of your bank or broker.

How many votes must be present to hold the Annual Meeting?

A quorum of shares outstanding is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of record of a majority of the shares entitled to vote constitutes a quorum.

How can I vote my shares?

If you are a holder of record, you may vote in person at the Annual Meeting or you may designate another person—your proxy—to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the Annual Meeting. You can change your vote at the meeting. If you are a stockholder of record, you can vote by proxy over the Internet or by telephone by following the instructions in the Notice, or, if you received printed copies of the proxy materials by mail, you can also vote by submitting your proxy by mail or telephone.

If your shares are held in “street name,” then you may give voting instructions in the manner provided by your bank or broker. NOTE: New York Stock Exchange rules prohibit your broker from voting on the election of directors, the advisory vote on executive compensation and stockholder proposals. Without your voting instructions to your bank or broker, your shares will not be represented.

If I want to vote my shares in person at the Annual Meeting, what must I do?

If you attend the Annual Meeting, hold your shares directly in your own name, and wish to vote in person rather than by proxy, we will give you a ballot when you arrive. However, if you hold your shares in street name, you must obtain a proxy from your broker or bank assigning to you the right to vote your shares. You must submit your proxy with your ballot to vote your shares in person.

If I want to vote my shares electronically during the Annual Meeting, what must I do?

If you attend the Annual Meeting online, you will need to provide your 12-Digit Control Number, located on your proxy voting card, which identifies you as a stockholder of record. Stockholders voting via the Internet will need to follow the instructions at www.proxyvote.com or www.virtualshareholdermeeting.com/awk2012 in order to vote or submit questions at the Meeting. Voting in person or via the Internet by a stockholder will replace any previous votes submitted by proxy.

We encourage you to take advantage of the option to vote your shares electronically through the Internet or telephone. By furnishing proxy materials to stockholders via the Internet, we are able to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What are my choices when voting?

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to the election of each of the director nominees and each of the other proposals. If you sign and return a proxy card, one of the individuals named on the proxy card will vote your shares as you have directed.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not provide voting instructions, one of the individuals named on your proxy card will vote your shares in accordance with the Board’s recommendations described above. Please see the discussion below under “What vote is required to approve the election of directors?” and “What vote is required to approve the other proposals?” for further information on the voting of shares.

How can I revoke my proxy or substitute a new proxy or change my vote?

If you are a record holder, you can revoke your proxy as follows:

For a proxy submitted by internet or telephone

•	Submitting in a timely manner a later-dated proxy in person at the meeting or through the Internet or by telephone; or

•	Voting in person at the Annual Meeting.

For a proxy submitted by mail

•	Subsequently executing and mailing another proxy card bearing a later date; or

•	Giving written notice of revocation to American Water’s Secretary at 1025 Laurel Oak Road, Voorhees, NJ 08043 that is received by the Secretary prior to the Annual Meeting;

•	Voting in person at the Annual Meeting; or

•

Casting your vote at the Virtual Stockholder Meeting during the live meeting before the polls are closed. See “What is required to attend the Annual Meeting” for information on voting at the Virtual Stockholder Meeting.

If your shares are held in street name, contact your bank or broker.

What vote is required to approve the election of directors?

Directors will be elected by the vote of the majority of votes cast. For this purpose, a majority of the votes cast means that the number of shares voted for a director must exceed the number of shares voted against the director.

What vote is required to approve other proposals?

Approval of other proposals requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions are counted as votes “against” a proposal, and broker non-votes are not counted as votes for or against the proposals. A “broker non-vote” occurs when a broker holding shares for the account of a beneficial owner is not permitted to vote on a matter because the broker has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors, the advisory vote on executive compensation or the stockholder proposal; brokers may vote on these matters only if you provide voting instructions. If you do not give your broker instructions on “broker non-vote” proposals, your shares will not be represented at the meeting with respect to those proposals.

Who counts the votes?

A representative from Broadridge Financial Solutions, Inc., an investor communications service, will serve as our inspector of election. In that capacity, Broadridge will tabulate the votes and certify the results.

How do I obtain the voting results?

Preliminary voting results will be announced at the Annual Meeting, and a webcast of our meeting will be archived on the Events and Presentation page which can be accessed through our Investor Relations page at www.ir.amwater.com through June 11, 2012. Preliminary or, if then available, final voting results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting ends. If only preliminary voting results are available within four business days following the meeting date, we will file an amendment to the Form 8-K to provide final voting results within four business days following the receipt of those results. A copy of the Form 8-K and any amendment that we file will be available on the SEC Filings page of our web site after it is filed with the SEC, or can be obtained by calling Investor Relations at 877-310-7174 and requesting a copy. To access the SEC Filings page, click on the Financial Reporting link on our Investor Relations page and then click on the link that says “Please click here for SEC filings.”

Can American Water deliver only one set of Annual Meeting materials to multiple stockholders who share the same address?

Yes. The SEC’s rules regarding the delivery to stockholders of Notices and annual reports permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we may deliver only one Notice, or if applicable, one proxy statement and Annual Report to Stockholders to multiple stockholders sharing a single address, unless we receive instructions to the contrary from one or more of the stockholders. If you would like to receive more than one copy of the Notice, or if applicable, the proxy statement and our Annual Report to Stockholders, we will promptly send you additional copies upon written or oral request to Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, telephone: 856-346-8200. The same phone number and address may be used to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of the Notice, or if applicable, annual report or proxy statement if you are receiving multiple copies.

Who will pay the costs for proxy solicitation?

We will pay the costs of the solicitation of proxies. We will also pay the fees of brokerage firms and other nominees of beneficial owners associated with their provision of the Notice, forwarding of proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions.

In addition to soliciting by mail, our directors, officers and employees also may solicit by telephone, other electronic means or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitations.

(Proposal 1)

ELECTION OF DIRECTORS

Our board currently consists of eight directors. All of our current directors have been nominated for election this year to hold office until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified. The board of directors believes that these nominees will be able to serve as directors if elected. If a nominee is not able to serve, proxies will be voted for another person nominated by the board of directors, unless the board of directors reduces the number of directors.

Our bylaws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to the nominee in uncontested elections (for this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our corporate governance guidelines, each incumbent director nominee submits, prior to an annual meeting of stockholders, a contingent resignation that the board of directors may accept if stockholders do not re-elect the director. In that situation, our nominating/corporate governance committee would make a recommendation to the board of directors on whether to accept or reject the resignation, or whether to take other action. The board of directors would act on the resignation, taking into account the nominating/corporate governance committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Nominees for Election as Directors

Stephen P. Adik, 68, has been a member of our board of directors since June 2009. Mr. Adik most recently served as the Vice Chairman, Executive Vice President and Chief Financial Officer of NiSource, Inc., an electric, natural gas and pipeline company operating in 16 states, until his retirement in December 2003. Mr. Adik previously held leadership positions with the American Natural Resources Company, Lehigh Valley Railroad, Amtrak, Chicago & North Western Railroad and Chesapeake & Ohio Railroad. Mr. Adik is a member of the board of directors and Chair of the audit committee of Northwestern Energy. Mr. Adik also serves on the board of directors of Dearborn Midwest Conveyor Company, Chicago, SouthShore and South Bend Railroad, and the Regional Bus Authority of Northwest Indiana. In addition, Mr. Adik served on the board of directors of Beacon Power Corporation, where he served on the audit committee, until resigning in November 2010. Mr. Adik received a Bachelor of Science degree in Mechanical Engineering from the Stevens Institute of Technology, and an MBA degree in Finance from Northwestern University.

Key Attributes, Experience and Skills:

Mr. Adik’s long executive experience with an energy-related company and additional extensive experience in leadership positions with regulated entities enable him to assist the full board in assessing government regulatory considerations. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

____________________

Martha Clark Goss, 62, has been a member of our board of directors since October 2003, and she has served as Chair of the audit committee since December 2005. She also serves on the finance and compensation committees. Ms. Clark Goss has served on the board of trustees of the Neuberger Berman Mutual Funds since 2007, where she has serves as vice chair of the audit committee and the governance and nominating committee since 2010. Ms. Clark Goss has served as Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies start-up, since 2003. From March 2008 until October 2010 she served on the board of Parsons Brinckerhoff, Inc. where she also served as chair of the finance committee and served on the audit and governance and nominating committees. From July 2006 to March 2009, she served as the non-executive Chair of Channel Reinsurance Ltd. From February 2005 until May 2007 she served on the board of Claire’s Stores Inc. where she served as chair of the compensation committee and as a member of the audit and governance and nominating committees. From July 2005 until May 2010 she served as a director with Denver Financial, where she also served on the audit and governance and nominating committees. From 2002 to 2004, she was a subcontractor for Resources Global Professionals. Previously, Ms. Clark Goss served as the Chief Financial Officer of The Capital Markets Company from 1999 to 2001, the Chief Financial Officer of Booz-Allen & Hamilton from 1995 to 1999 and in various senior executive positions at Prudential Insurance Company from 1981 until 1995 including President and Founder of Prudential Power Funding Associates, the investment arm of Prudential, responsible for its portfolio of assets in electric and gas utilities and alternative energy projects. Ms. Clark Goss received a Bachelor of Arts degree from Brown University and an MBA degree from The Harvard Business School.

Key Attributes, Experience and Skills:

Ms. Clark Goss’ extensive financial, investment, and governance experience provides valuable insights to both our audit committee and our board. In addition, her experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables her to share with the board considerable knowledge regarding public utilities.

____________________

Julie A. Dobson, 55, has been a member of our board of directors since June 2009. She most recently served as Chief Operating Officer and one of the founding principals of TeleCorp PCS, a wireless/mobile phone company serving more than a million customers when sold to AT&T Wireless in 2002. Prior to her tenure at TeleCorp PCS, Ms. Dobson served in a variety of leadership positions during an almost 20 year career in what became Verizon Communications, Inc., including President of the New York Region of Bell Atlantic Mobile, vice president of Bell Atlantic Enterprises Corporation, and President and Chief Executive Officer of Bell Atlantic Business Systems International. Ms. Dobson currently serves on the board of directors of PNM Resources, Inc. where she chairs the audit committee and serves on the compensation and human resources committees. She also serves on the board of directors of Safeguard Scientifics, Inc., where she chairs the compensation committee and serves on the nominating and governance committee, and the board of directors of RadioShack Corporation, where she serves on the management development and compensation committee. In addition, until January 2010, Ms. Dobson served on the board of directors of LCC International, Inc., where she was non-executive Chairman of the Board and served on the audit, finance, compensation and nominating and governance committees at various times during her tenure. Ms. Dobson earned her MBA from the University of Pittsburgh and a Bachelor of Science degree from the College of William and Mary.

Key Attributes, Experience and Skills:

Ms. Dobson’s executive experience with both regulated and unregulated subsidiaries of a major telecommunications company provides her with a substantive understanding of a variety of issues confronting our business, which includes both regulated and unregulated operations. Specifically, her experience includes management over several initiatives to expand deregulated lines of business, which enables her to assess similar expansion efforts relating to our market-based businesses. Her involvement in strategic planning and mergers and acquisitions at Bell Atlantic also enables her to provide insights with respect to our acquisition strategy.

____________________

Richard R. Grigg, 63, has been a member of our board of directors since August 2008. Mr. Grigg most recently served as Executive Vice President of FirstEnergy Corp. and President of FirstEnergy Utilities Group, a diversified energy company headquartered in Akron, Ohio, until his retirement in March 2010. The business unit he led included FirstEnergy’s Energy Delivery Group, which includes seven electric utility operating companies in Ohio, Pennsylvania and New Jersey, along with Customer Service and Federal Energy Regulatory Commission Compliance. He first joined FirstEnergy in 2004 as Executive Vice President and Chief Operating Officer. Prior to joining FirstEnergy, Mr. Grigg had a 34-year career at Wisconsin Energy Corporation, a public holding company, which we refer to as WEC, retiring as President and Chief Executive Officer of its subsidiary, WE Generation. He served in a variety of management positions at other WEC subsidiaries, including Wisconsin Electric Power Company and Wisconsin Gas Company, where he was President and Chief Operating Officer. Mr. Grigg also served as a director of WEC from 1995 to 2003. Mr. Grigg is currently Chairman of the Board of Trustees of the Akron Children’s Hospital and he also serves on the board of directors of Tangent Energy Solutions, Inc. Mr. Grigg is a former member of the board of directors of the Northeast Ohio Council on Higher Education, where he served as an associate member of The President’s Council, Cleveland, Ohio. Mr. Grigg was President and on the board of the Association of Edison Illuminating Companies and is a member of the American Society of Mechanical Engineers. Mr. Grigg also holds professional engineer licenses in Ohio and Wisconsin.

Key Attributes, Experience and Skills:

Mr. Grigg’s long career as a public utility executive, including experience as a senior executive at two large public utilities, and his engineering and technical expertise, enables him to provide valuable insights to the board on regulated utility financial structures and regulatory considerations in several states, including Pennsylvania and New Jersey, where we have significant regulated operations.

____________________

Julia L. Johnson, 49, has been a member of our board of directors since August 2008. Ms. Johnson is president of NetCommunications, LLC, a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson has served on the board of directors of FirstEnergy Corp. since 2011, and the board of directors of Allegheny Energy, Inc. from 2003 until its merger with FirstEnergy Corp. in 2011. In addition, Ms. Johnson also serves on the board of directors of MasTec, Inc., a provider of telecommunications and energy infrastructure construction, and Northwestern Corporation, a provider of electricity and natural gas.

Key Attributes, Experience and Skills:

Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, coupled with her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide a valuable perspective on regulatory and public policy matters affecting our operations.

____________________

George MacKenzie, 63, has been a member of our board of directors since August 2003 and Chairman of our board since May 2006. In addition to his role with American Water, Mr. MacKenzie has served on the board of directors of Safeguard Scientifics, Inc. since February 2003, where he is a member of the audit committee, and Tractor Supply Co. since May 2007, where he also is a member of the audit committee. He previously served on the board of directors of C&D Technologies, Inc. from March 1999 until December 2010, Central Vermont Public Service Corp. from May 2001 to May 2006 and traffic.com from December 2005 to March 2007. He also serves on the board of directors of Weston Solutions, Inc., the Board of Trustees of the Medical Center of Delaware and is a member of the Investment Committee at the University of Delaware. Mr. MacKenzie previously served as Vice Chairman of the Board and Chief Financial Officer of Hercules Incorporated, a global manufacturer of chemical specialties, from 1979 to 2001. During his 22-year career with Hercules, he served in a variety of senior management roles including President of the Chemical Specialty Division. From September 2001 to June 2002, Mr. MacKenzie was Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer.

Key Attributes, Experience and Skills:

Mr. MacKenzie’s extensive service on public company boards of directors enables him to provide valuable insights into our corporate governance. Moreover, his lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations. His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

____________________

William J. Marrazzo, 62, has been a member of our board of directors since October 2003. He has been the Chief Executive Officer and President of WHYY, Inc., a public television and radio company, since 1997. He served as Water Commissioner for the Philadelphia Water Department from 1971 to 1988 and Managing Director for the City of Philadelphia from 1983 to 1984. From 1988 to 1997, Mr. Marrazzo served as Chief Executive Officer of Roy F. Weston, Inc., an environmental and redevelopment firm that was a public company during his tenure. Mr. Marrazzo has been a member of the board of directors of Amerigas Partners, L.P. since April 2000, and currently serves on its audit and compensation committees. In addition, Mr. Marrazzo served on the board of directors of Woodward & Curran from October 2001 until retiring from the board in May 2011.

Key Attributes, Experience and Skills:

Mr. Marrazzo’s distinguished public service career, including his responsibilities as Water Commissioner for the Philadelphia Water Department, one of the nation’s largest, which serves the Greater Philadelphia region by providing integrated water, wastewater and stormwater services, coupled with his executive experience at an environmental firm, enables him to assist the board in addressing water system, environmental and sustainability issues, as well as regulatory and public policy matters. Mr. Marrazzo’s experience as an executive of a public television and radio company enables him to assist the board in assessing our marketing and communications strategies. Moreover, his executive experience in both the public and private sector enables him to contribute meaningfully to board consideration of a variety of operational and financial matters.

____________________

Jeffry E. Sterba, 57, has been our President and Chief Executive Officer since August 2010. Prior to joining American Water, Mr. Sterba served as Chairman and CEO of PNM Resources, Inc., the parent company of Public Service Company of New Mexico (PNM), Texas-New Mexico Power Company (TNMP) and First Choice Power, from 2000 until March 2010. Mr. Sterba previously served as Non-Executive Chairman of PNM Resources until retiring from the PNM Resources board in December 2011. After joining PNM in 1977, he held a succession of positions including Executive Vice President and Chief Operating Officer, Senior Vice President Bulk Power Services, Senior Vice President Asset Restructuring, Senior Vice President Retail Electric & Water Services and Vice President Revenue Management. From 1998 to 2000, Mr. Sterba was Executive Vice President of United States Enrichment Corporation (USEC), a global energy company headquartered in Maryland. He has served as the chair of Edison Electric Institute, the national association of shareholder owned utilities, and chair of the Electric Power Research Institute, a non-profit center for energy and environment research. He serves on the board of directors of the Meridian Institute and is a member of the Business Environmental Leadership Council for the Pew Center on Global Climate Change. Mr. Sterba also previously served on the board of directors of the U.S. Chamber of Commerce.

Key Attributes, Experience and Skills:

Mr. Sterba’s executive oversight of, and intimate knowledge regarding our operations, by virtue of his service as our President and CEO, enables him to provide valuable insights regarding our operations and personnel. In addition, his involvement as chair of the Edison Electric Institute and the Electric Power Research Institute, and service on other energy and environmental research organizations has made him a nationally recognized thought leader on energy policy, climate change legislation, renewable energy and sustainability, and enables him to provide our board of directors with knowledgeable perspectives in these areas. In addition, his long career at PNM Resources enables him to provide important insights on regulated and market-based utility operations.

____________________

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the election of all director nominees named in this proxy statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines relating to director qualification standards, director responsibilities, the committees of the Board, director access to management, employees and independent advisors, director compensation and other matters relating to our corporate governance, are available on the Corporate Governance page of our website, which can be accessed by clicking on the Investor Relations link on our homepage, www.amwater.com, or can be accessed directly at http://ir.amwater.com/governance.com. Also available on the Corporate Governance page are other corporate governance documents, including our Code of Ethics and the charters of the compensation committee, audit committee, finance committee and nominating/corporate governance committee.

You may also request a copy of these documents in printed form at no cost by writing to Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or by telephoning us at 856-346-8200.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Determination of Independence of Directors

The board of directors is, among other things, responsible for determining whether each of the directors is “independent” within the meaning of New York Stock Exchange, which we refer to as the “NYSE,” listing standards. In addition, the board of directors has adopted the following categorical standards to assist it in making independence determinations. Under these standards a director is not independent if:

•

the director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. (Employment as an interim CEO or other officer will not disqualify a director from being considered independent following that employment);

•

the director or an immediate family member of the director is a current partner of a firm that is our internal or external auditor; the director is a current employee of the firm; an immediate family member of the director is a current employee of the firm and personally works on our audit; or the director or an immediate family member of the director is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•

the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•

the director or an immediate family member of the director received, during any 12 month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this test). Compensation received by an immediate family member for service as an employee of ours (other than an executive officer) need not be considered in determining independence under this standard);

•

the director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, us in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

•

the director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

For purposes of the categorical standards set forth above, (a) a person’s immediate family includes a person’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home, and (b) the term “executive officer” has the same meaning as specified for the term “officer” in regulations under Section 16 of the Securities Exchange Act of 1934.

The Company’s board of directors has affirmatively determined that each of Stephen P. Adik, Martha Clark Goss, Julie A. Dobson, Richard R. Grigg, Julia L. Johnson, George MacKenzie and William J. Marrazzo is independent.

Executive Sessions of Independent Directors

The board meets at regularly scheduled executive sessions without members of management present. Mr. MacKenzie, our board chairman, presides over these sessions.

Board Leadership Structure

Our corporate governance guidelines provide that the chairman of the board must be an independent director. We believe that the oversight function of the board of directors is enhanced when an independent director, serving as chairman, is in a position to set the agenda for, and preside over, meetings of our board. We also believe that our leadership structure enhances the active participation of our independent directors.

Board Role in Risk Oversight

The board administers its risk oversight function principally through our finance committee and also through our audit committee and compensation committee. The finance committee oversees our enterprise risk management process. To gain an understanding of the magnitude of risks and to consider approval of risk management policies, the finance committee receives quarterly reports from management regarding our major financial and operational risk exposures and management’s activities to monitor and mitigate these exposures. In addition, our audit committee routinely discusses our policies with respect to risk assessment and risk management. To assist the audit committee in addressing these matters, the finance committee reports to the audit committee at least annually regarding finance committee activities relating to enterprise risk management. In this regard, the chairman of the finance committee meets annually with management and the audit committee. The compensation committee also considers risk in the context of our incentive compensation programs and practices.

The board regularly receives reports with regard to the board committee risk assessments described above.

Code of Ethics

We have a Code of Ethics applicable to our directors, officers and employees. Among other things, the Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Ethics provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Ethics is available at the web site address listed above, or can be requested, free of charge, by writing to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by making disclosures concerning such matters available on the Investor Relations page of our website.

Assessment of Board and Committee Performance

The Board conducts annual assessments regarding the performance of the board of directors and board committees. In 2012 the board conducted its assessment with the assistance of an independent association serving corporate directors.

Stockholder Communications to the Board

Stockholders may communicate directly with the board of directors or individual members of the board of directors by submitting written correspondence to American Water Board of Directors, 1025 Laurel Oak Road, Voorhees, New Jersey 08043 or via email: contacttheboard@amwater.com.

Our “whistleblower” policy prohibits American Water or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at 877-207-4888. Matters raised on the hotline are investigated by the Ethics and Compliance Department and reviewed by the chair of the audit committee.

Board and Board Committee Meetings

During 2011, our board of directors held 13 meetings. In addition, there were eight audit committee meetings, nine compensation committee meetings, three nominating/corporate governance committee meetings and three finance committee meetings. Some of these meetings were conducted by telephone conference. All of the incumbent directors attended at least 75 percent of the total number of meetings of the board and board committees of which the director was a member during 2011. Although we do not have a formal policy regarding board member attendance at the annual meeting, we do encourage their attendance, and all of the directors attended last year’s annual meeting.

Committees of the Board of Directors

Our board of directors conducts its business through four standing committees: the audit committee, the compensation committee, the finance committee and the nominating/corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors. All of the current committees of the board are comprised of directors who have been determined by our board of directors to be independent under currently applicable listing standards of the NYSE, and in the case of members of the audit committee, to have satisfied additional independence requirements applicable to audit committee members. Each of the board’s four standing committees operates in accordance with the terms of a written charter, and each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

The table below provides membership information for each board committee:

Director	Audit	Compensation	Nominating/ Corporate Governance	Finance
Stephen P. Adik	✓			✓

Martha Clark Goss	Chair	✓		✓

Julie A. Dobson		✓	✓

Richard R. Grigg			✓	Chair

Julia L. Johnson		✓	✓

George MacKenzie	✓	✓	Chair

William J. Marrazzo	✓	Chair		✓

Audit Committee

Our audit committee consists of Ms. Clark Goss (Chair) and Messrs. Adik, MacKenzie and Marrazzo. Our board of directors has determined that each member of the audit committee is an “audit committee financial expert,” within the meaning of SEC regulations. The audit committee operates under a written charter, which is available at the website address provided above. The audit committee has responsibility for, among other things:

•	appointing the independent registered public accounting firm to audit the consolidated financial statements of American Water and its subsidiaries;

•	reviewing and discussing with management and the independent auditors the results of the audit of the consolidated financial statements;

•	reviewing any significant deficiency or material weakness in the design or operation of internal accounting controls identified by the independent auditors;

•	reviewing all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management;

•	reviewing and discussing SEC filings with management and, to the extent that such filings contain financial information, with the independent auditors;

•	discussing earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•

at least annually, discussing with the chair of the finance committee and management, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures;

•	overseeing management’s ethics and compliance program and reviewing reports from our chief ethics and compliance officer;

•

overseeing the internal audit function and reviewing the reports of any internal auditor with respect to any financial safeguard problem that has not resulted in corrective action or otherwise been resolved to the internal auditors’ satisfaction; and

•	reviewing with the General Counsel any legal matter that could have a significant impact on our financial statements.

Compensation Committee

Our compensation committee consists of Messrs. Marrazzo (Chair) and MacKenzie and Mses. Clark Goss, Dobson and Johnson. The compensation committee operates under a written charter, which is available at the website address provided above. The compensation committee has responsibility for, among other things:

•	establishing and reviewing our overall compensation philosophy;

•

reviewing and recommending to the board of directors the corporate goals and objectives relevant to the CEO’s compensation, the CEO’s performance in light of the goals and objectives approved by the Board of Directors and the compensation for our CEO, including annual base salary and annual and long-term performance-based compensation opportunities;

•

approving, after receiving the CEO’s recommendations and consulting with the CEO, the annual base salary and annual and long-term performance-based opportunities for our other executive officers, and the actual awards of performance-based compensation for our other executive officers;

•	annually reviewing benefit plans and perquisites;

•	annually reviewing and recommending to the board of directors the form and amount of director and chairman compensation;

•	reviewing and making recommendations to our board of directors, or approving, all awards of stock or stock options pursuant to our equity-based plans; and

•	at least annually, reviewing and making recommendations to the board of directors regarding the compensation related risk assessment of our compensation policies and practices.

In addition, the compensation committee annually reviews our short- and long-term incentive plans to ensure that they have the appropriate mix of fixed and at-risk components.

The compensation committee adopted a policy under which it will use only compensation consultants that are independent of American Water. A compensation consultant is deemed independent under the policy if the compensation consultant:

•	is retained by the compensation committee, and reports solely to the compensation committee in connection with the compensation committee’s discharge of its duties and responsibilities; and

•	does not provide any other services or products to American Water or its management.

The compensation committee also will perform an annual assessment of its compensation consultants’ independence.

In February 2011, the compensation committee retained the Hay Group as its independent compensation consultant, referred to below as “Hay Group”, to assist the compensation committee with respect to executive and director compensation and, to a lesser extent, enterprise compensation matters in general. The Hay Group did not provide any other services to us or our management.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee consists of Messrs. MacKenzie (Chair) and Grigg and Mses. Dobson and Johnson. The nominating/corporate governance committee operates under a written charter, which is available at the website address provided above. The nominating/corporate governance committee has responsibility for, among other things:

•	establishing criteria for the selection of new directors to serve on our board of directors;

•	identifying qualified candidates to serve on our board of directors and recommending their election to our board of directors;

•	making recommendations to our board of directors as to whether members of our board of directors should stand for re-election;

•

developing and recommending to our board of directors our corporate governance guidelines, assessing those guidelines annually and making recommendations to our board of directors in light of such assessments as may be appropriate; and

•	reviewing the composition of each committee of the board of directors and recommending appropriate changes to the committees.

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the board of directors to fulfill its responsibilities. Therefore, the nominating/corporate governance committee considers diversity in identifying nominees for directors. In this regard, the nominating committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity. In addition, our corporate governance guidelines provide that members of the board must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

Our corporate governance guidelines also state that the board of directors should strive to have members with knowledge, experience and skills in the following core competencies: accounting and finance, business judgment, management, crisis response, industry knowledge, utility regulation, leadership and strategy/vision. In this regard, in evaluating a candidate’s experience and skills, the nominating/corporate governance committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, utility and environmental regulation and public policy issues. The nominating/corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The process followed by the nominating/corporate governance committee to identify and evaluate candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating/corporate governance committee and other members of the board of directors. The nominating/corporate governance committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the nominating/corporate governance committee engages a third party, the nominating/corporate governance committee approves the fee that American Water pays for these services.

The nominating/corporate governance committee also will consider qualified director candidate recommendations by stockholders. A stockholder’s recommendation should be sent to: Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;

•	a resume describing the candidate’s qualifications;

•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;

•	a description of all arrangements or understandings relating to the nomination between or among the stockholder, the candidate and any other person or persons;

•	the signed consent of the candidate to serve as a director if elected;

•	the name and address of the stockholder who is submitting the recommendation; and

•	evidence of the number of shares of American Water’s common stock that the recommending stockholder owns and the length of time the shares have been owned.

The nominating/corporate governance committee may seek additional information regarding the candidate. The committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Finance Committee

Our finance committee consists of Messrs. Grigg (Chair), Adik and Marrazzo and Ms. Clark Goss. The finance committee operates under a written charter, which is available at the website address provided above. The finance committee is responsible for, among other things, monitoring, reviewing and evaluating:

•	our financial forecasts, financial condition and our anticipated financing requirements;

•	our capital structure and proposed short-and long-term changes in our capital structure, including changes resulting from new issuances, purchases or redemptions of debt and equity securities;

•	our capital expenditure plan and strategies;

•	our dividend payment policy and any proposed changes;

•	the investment performance of the assets held under our employee benefits plans, and the investment guidelines of the Retirement Plan Committee;

•	our plans and strategies relating to the divestiture or disposition of assets;

•	our cash management plans and strategies; and

•	our growth opportunities, including acquisitions and business development proposals.

In addition, the finance committee oversees our enterprise risk management process and our insurance risk management policies and programs and approves our debt issuances within limits authorized by the board in our business plan.

DIRECTOR COMPENSATION

Prior to May 2011, our non-employee directors’ compensation consisted of an annual cash retainer of $40,000, which was payable in quarterly installments of $10,000, plus a fee of $2,000 for each board of directors meeting attended, and $1,000 for each telephonic board meeting attended. The Chairman of the board of directors received an additional annual cash retainer of $35,000, the Chair of the audit committee received an additional annual cash retainer of $10,000, and the Chairs of the compensation committee, finance committee and nominating/corporate governance committee each received an additional annual cash retainer of $5,000. Members of the committees of the board of directors received a fee of $1,500 for each meeting attended of the applicable committee, and $750 for each telephonic committee meeting. In addition, our non-employee directors received annual stock compensation of $60,000 in stock units, and the Chairman of the Board received an additional $35,000 in stock units. The stock units vested on the date of grant, and the shares underlying the stock units typically are distributed to the directors 15 months after the date of grant.

In May 2011, following review of Hay Group’s assessment of director compensation, the board of directors approved a revision to the compensation for non-employee directors, as described below:

Annual Retainer Fees (payable in quarterly installments):
• Chairman of the Board	$105,000
• Chairs of the Audit Committee and the Compensation Committee	$75,000
• Chairs of the Nominating/Corporate Governance Committee and the Finance Committee	$67,500
• Other non-employee directors	$60,000

Meeting Fees:

•	No separate fee for attendance at board of directors’ meetings

•	$1,500 for each board committee meeting attended

The non-employee directors are reimbursed for expenses incurred in attending board and committee meetings.

In addition, our non-employee directors receive annual stock compensation of $60,000 in stock units, and the Chairman of the Board receives an additional $45,000 in stock units. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, as reported on the NYSE Composite Tape. The stock units vest on the date of grant and the shares underlying the stock units typically are distributed to the directors 15 months after the date of grant.

We have a stock retention policy for directors under which each director is required to hold shares equaling four times the director’s annual cash retainer by the later of February 2015 or the fifth anniversary of the commencement of service as a director.

The Company established the Nonqualified Deferred Compensation Plan for Non-Employee Directors under which directors may defer up to 100 percent of their annual retainer and meeting fees on a tax-deferred basis. Directors may elect to receive their deferrals upon (i) separation from service, (ii) a specified date, (iii) the earlier of separation from service or a specified date or (iv) the later of separation from service or a specified date or, if earlier, a change in control, and may elect to receive their deferrals in the form of a lump sum or annual installments paid over a period of between two and 10 years. Amounts will be paid earlier upon the death of a director. Directors are immediately vested in their contributions to the plan. Accounts of directors are credited with returns in accordance with the deemed investment options elected by the director.

The following table provides information regarding compensation for our non-employee directors. The table does not include amounts paid for reimbursement of travel expenses related to attending board and board committee meetings, and does not include compensation paid to Jeffry E. Sterba, our President and Chief Executive Officer. See “Executive Compensation” for information relating to Mr. Sterba’s compensation.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Stephen P. Adik	$75,350		$60,000	$135,350
Julie A. Dobson	$76,850		$60,000	$136,850
Martha Clark Goss	$99,875		$60,000	$159,875
Richard R. Grigg	$76,737		$60,000	$136,737
Julia L. Johnson	$76,850	(3)	$60,000	$136,850
George MacKenzie	$154,787	(4)	$105,000	$259,787
William J. Marrazzo	$98,150		$60,000	$158,150

(1)	The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation”, which we refer to as “FASB ASC Topic 718”. See Note 9-Stockholders’ Equity in the notes to American Water’s audited consolidated financial statements included in American Water’s Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions used in determining grant date fair value.

(2)	The following table shows the aggregate number of stock options, restricted stock units and stock units held by each non-employee director as of December 31, 2011:

Name	Shares Underlying Stock Options (#)	Restricted Stock Units/Stock Units (#)
Mr. Adik	—	2,049
Ms. Dobson	—	2,049
Ms. Goss	5,660	2,793
Mr. Grigg	1,981	2,305
Ms. Johnson	2,778	2,395
Mr. MacKenzie	—	4,888
Mr. Marrazzo	5,660	2,793

We did not grant stock options to non-employee directors in 2011.

(3)	Ms. Johnson elected to defer all $76,850 of this amount under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(4)	This amount includes an additional fee of $20,000 paid to Mr. MacKenzie for his services as a member of the board of directors and chair of the audit committee of Pennsylvania American Water Company, a wholly owned subsidiary of the Company.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 19, 2012, unless otherwise indicated, by each of our directors, each of our executive officers named in the 2011 Summary Compensation Table and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting or investment power, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of March 19, 2012. Except as otherwise indicated, each person listed below, either alone or together with members of the person’s family sharing the same household, has sole voting and investment power with respect to the common stock beneficially owned by that person.

Name	Shares Beneficially Owned(1)	Number of Shares Subject to Exercisable Options(2)	Total Beneficial Ownership	% of Beneficial Ownership(3)
Directors
Stephen P. Adik	11,000	0	11,000	*
Martha Clark Goss	9,048	5,660	14,708	*
Julie A. Dobson	3,164	0	3,164	*
Richard R. Grigg	9,085	1,981	11,066	*
Julia L. Johnson	5,455	2,778	8,233	*
George MacKenzie	14,219	0	14,219	*
William J. Marrazzo	3,439	5,660	9,099	*
Executive Officers
Emily A. Ashworth	2,593	19,876	22,469	*
David K. Baker	2,656	13,765	16,421	*
John R. Bigelow	3,725	56,077	59,802	*
Sharon C. Cameron	4,271	28,061	32,332	*
Mark Chesla	3,940	24,325	28,265	*
Maureen Duffy	949	11,593	12,542	*
Walter J. Lynch	18,356	161,325	179,681	*
Kathy L. Pape	12,932	41,727	54,659	*
William D. Rogers	0	3,353	3,353	*
Nick O. Rowe	7,704	16,665	24,369	*
Jeffry E. Sterba	4,800	70,370	75,170	*
Mark Strauss	9,442	59,318	68,760	*
Kellye L. Walker	441	33,062	33,503	*
Ellen C. Wolf	33,209	241,320	274,529	*
All Directors and Executive Officers as a Group (21 Persons)	160,428	796,916	957,344	*

5% Stockholder(s)
BlackRock, Inc.(4)	12,949,907			7.38%
40 East 52nd Street
New York, NY 10022

*	Less than 1%

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through the exercise of stock options.

(2)	Represents shares which may be acquired through exercise of stock options within 60 days of March 19, 2012.

(3)	These percentages have been calculated on the basis of 176,039,320 shares issued and outstanding as of March 19, 2012. In accordance with SEC regulations, shares of our common stock issuable upon the exercise of stock option exercisable currently or within 60 days of March 19, 2012 are deemed outstanding and beneficially owned by the person holding the stock options for purposes of computing the person’s percentage ownership, but are not deemed outstanding for the purposes of computing the beneficial ownership of any other person.

(4)	Information with respect to BlackRock, Inc.’s beneficial ownership is as of December 31, 2011. BlackRock Inc. is a holding company of subsidiaries that hold the shares listed in the table, including BlackRock Japan Co. Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia), Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, and BlackRock International Limited. BlackRock Inc. holds sole voting and dispositive power with respect to all of the shares listed in the table. The information in this footnote is derived from a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10 percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. To our knowledge, based upon a review of the copies of such reports furnished to us and other information provided by our directors and executive officers, these filing requirements were satisfied in 2011.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the five executive officers listed in the 2011 Summary Compensation Table that follows this discussion, whom we refer to as our named executive officers or “NEOs.”

EXECUTIVE SUMMARY

Compensation Objectives

Our compensation objectives remain largely unchanged from 2010. We focused on the following objectives in making compensation decisions in 2011:

•

Promote our success in achieving both superior financial performance and outstanding non-financial performance relating to environmental compliance, customer service and satisfaction and workplace safety.

•

Compensate our executive officers at competitive levels that reflect their responsibilities and contributions, with a focus on pay for performance and the compensation environment in the utilities industry generally.

•

Condition a significant portion of a named executive officer’s total compensation on a combination of short and long-term performance, with a proportionately greater emphasis on long-term performance-based compensation than on annual incentive compensation.

•	Align executive officer and stockholder interests as an incentive to increase stockholder value by requiring the maintenance of meaningful equity ownership.

2011 Financial Highlights

Overall, 2011 was another year of strong financial performance, with increases in revenue, net income and cash flow as well as continued improvement in our regulated O&M efficiency ratio (a non-GAAP measure).

These results were largely driven by the ongoing implementation of our strategies of investing resources and capital in our water and wastewater infrastructure, earning an appropriate rate of return on those investments, implementing operational efficiency improvements to help offset increases in production and employee benefit costs, and leveraging the expertise and innovation of our employees and pursuing potential growth opportunities.

For 2011, we reported operating revenues of approximately $2.7 billion, a $111.2 million or 4.4% increase over the $2.6 billion reported for 2010.

Earnings per share increased approximately 14%. However, the earnings per share number includes a net charge of $10.0 million or $0.06 per share from the cessation of depreciation with respect to assets of discontinued operations and write-downs to reduce net assets of discontinued operations (including associated parent company goodwill) to net realizable value.

Adjusted net income and adjusted earnings per share represent American Water’s results as if we had continued to depreciate the assets of our discontinued operations and did not give effect to the write-downs related to discontinued operations, which provides a view of our business results exclusive of certain items that we believe do not reflect management’s performance. For the full-year 2011, adjusted net income was approximately $319.6 million compared with approximately $267.8 million for 2010, or $1.81 per share compared with $1.53 per share in 2010.

Net cash provided by operating activities for the year ended December 31, 2011, increased approximately $33.4 million or 4.3% to $808.4 million.

The following table summarizes the key financial components addressed above (dollars in millions, other than per share amounts):

	2011	2010	Change
Net Operating Revenues	$2,666.2	$2,555.0	4.4%
Adjusted Net Income*	$319.6	$267.8	19.3%
Adjusted Diluted Earnings Per Share*	$1.81	$1.53	18.3%
Cash Flows from Operations	$808.4	$774.9	4.3%

*	A Non-GAAP, unaudited measure.

These results are reflected in our common stock price, which increased from $25.29 per share at the end of 2010 to $31.86 per share at the end of 2011, an increase of 26.0%. In addition, we paid $.90 per share in dividends in 2011, an increase of $0.04 per share, or 4.7%, from the $0.86 per share paid in 2010. Information on the non-GAAP measures referenced above is contained in Annex A.

Components of Compensation

For 2011, there were three key elements of compensation we used to carry out our compensation objectives: Base Salaries, Annual Incentive Plan and Long-Term Incentive Plan. The following graphic represents the percentage of total compensation for each of these elements (assuming annual and long-term incentive awards are paid at target levels) for our President and CEO and the average percentage of total compensation for each of these elements for the other NEOs as a group in 2011:

*	Includes Annual Incentive Plan (AIP) and Long-Term Incentive Plan (LTIP) awards, assuming awards are paid at target levels.

In addition, we provide employee retirement and health and welfare benefit plans, as well as an executive severance policy. We designed the plans and policy to provide competitive levels of medical, retirement and income protection, such as deferred compensation programs, life and disability insurance coverage, and severance benefits if an executive officer’s employment is terminated under various circumstances other than for cause.

The following table provides a brief summary of the principal components of our executive compensation for 2011. We describe these components, as well as retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.

Components of Compensation Paid in 2011

Compensation Element	Form	Principal Compensation Objective	Relation to Performance	2011 Actions/Results
Salary	Fixed annual cash, paid biweekly.	Provide competitive compensation based on executives’ respective levels of responsibility and sustained individual performance.	Consideration given to sustained performance.	Salaries generally remained at 2010 levels.

Annual Incentive Plan	Cash, paid on an annual basis.	Motivate eligible participants to help us achieve our annual business objectives by providing to participants an opportunity to earn cash award payouts that are tied to corporate and individual performance.	The amount of the annual incentive plan award was based on achievement of corporate metrics relating to earnings per share, operating cash flow, environmental compliance, safety performance, service quality and customer service; other metrics relate to executives with segment or subsidiary responsibilities.	Annual Incentive Plan (“AIP”) target awards were set at 45%-100% of an NEO’s salary. Actual payouts under the AIP were based on target awards times the “Corporate Multiplier,” reflecting company-wide achievement with respect to specified performance measures.

Long-Term Compensation	Performance Stock Units (“PSUs”).	Encourage long-term performance both from the standpoint of favorable stock performance in relation to the other companies in the Dow Jones U.S. Utilities Index (which we refer to as the “Comparator Group”), and from the standpoint of specific company-wide performance measures.	The vesting of PSUs is dependent on (i) total stockholder return of our common stock relative to the companies in the Comparator Group (50 percent of the target value of PSUs granted), (ii) operational efficiency improvement (25 percent of the target value of PSUs granted), and (iii) compounded earnings per share growth (25 percent of the target value of PSUs granted), in each case over a three year period.	Long Term Incentive Plan (“LTIP”) awards were based on 75% to 200% of an NEOs salary. PSUs constitute 60% of our long-term compensation opportunity. The number of PSUs awarded in Fiscal 2011 ranged from 4,461 to 26,992. The actual number of shares ultimately to be awarded can range from 0% to 150% of PSUs awarded.

Compensation Element	Form	Principal Compensation Objective	Relation to Performance	2011 Actions/Results
	Stock Options.	Align executive interests with stockholder interests, as the value of stock options is a function of the appreciation or depreciation of our stock price.	The increase in the value of stock options is dependent on increases in our stock price.	Stock options constitute 40 percent of our long-term compensation opportunity. The number of shares underlying option awards to the NEOs ranged from 17,364 shares to 105,058 shares.

Relationship of Pay to Performance

We believe that the principal performance-based components of our executive compensation have effectively linked our NEOs’ compensation to our financial performance. We also believe that our strong stockholder return in recent years reflects this financial performance.

Annual Incentive Plan

During the last three years, each of our NEO’s annual incentive compensation has been based upon his or her target award times a percentage amount we call the “Corporate Multiplier.” The Corporate Multiplier represents the sum of six percentage amounts, each determined based upon our level of achievement against objective, company-wide performance measures. Of the six performance measures, financial measures constitute 70 percent of the target Corporate Multiplier and non-financial measures constituted the remaining 30 percent. At target performance, the Corporate Multiplier equals 100 percent.

We believe that the measures used in computing the amount of the Corporate Multiplier, particularly in 2010 and 2011, collectively are strong indicators of our overall performance and, therefore, effectively tie pay to performance. The following tables show the computation of our Corporate Multiplier in each of the past two years, and the increase in stockholder return, from the standpoint of stock price and dividends during each of those years.

This performance is reflected in our stock price, as indicated in the below tables:

2010:

Performance Measure	Percentage Amount at Target for Inclusion in the Corporate Multiplier	Target	Actual Performance	Percentage Amount Included in Calculation of Corporate Multiplier Based on Actual Performance
EPS	50.0%	$1.35	$1.53	72.5%
Operating Cash Flows	20.0%	$717.7 million	$774.9 million	25.3%
Environmental Compliance	7.5%	21 NOVs	17 NOVs	9.0%
Safety Performance	7.5%	4.5 ORIR	3.84 ORIR	10.0%
Service Quality	7.5%	85% of Surveyed Customers	82% of Surveyed Customers	5.3%
Customer Satisfaction	7.5%	90% of Surveyed Customers	90% of Surveyed Customers	7.5%

			TOTAL	129.6%

Common stock price per share at the beginning of 2010:	$22.41
Common stock price per share at the end of 2010:	$25.29
Dividends per share paid in 2010:	$0.86

2011:

Performance Measure	Percentage Amount at Target for Inclusion in the Corporate Multiplier	Target	Actual Performance	Percentage Amount Included in Calculation of Corporate Multiplier Based on Actual Performance
EPS	50.0%	$1.70	$1.82	75.0%
Operating Cash Flows	20.0%	$780.5 million	$819.2 million	26.1%
Environmental Compliance	7.5%	17 NOVs	11 NOVs	11.3%
Safety Performance	7.5%	3.75 ORIR	3.60 ORIR	8.4%
Service Quality	7.5%	85% of Surveyed Customers	87% of Surveyed Customers	9.0%
Customer Satisfaction	7.5%	90% of Surveyed Customers	92% of Surveyed Customers	9.0%

			TOTAL	138.8%

Common stock price per share at the beginning of 2011:	$25.29
Common stock price per share at the end of 2011:	$31.86
Dividends per share paid in 2011:	$0.90

As used in the tables above:

•	EPS means diluted earnings per share, adjusted in 2011 as described above under “2011 Financial Highlights.”

•	Operating Cash Flow refers to net cash provided by operations.

•

NOVs are Notices of Violations that we have received from a government agency, local health department or other regulatory agency, or that we are responsible for. A NOV is a formal notification that a water or wastewater system exceeded an acceptable limit, failed to perform required monitoring or otherwise failed to meet a governmental standard.

•

ORIR refers to the Occupational Safety and Health Administration Recordable Incident Rate, which is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked.

•	Service Quality and Customer Satisfaction are each based on survey responses to a specific relevant question.

For further information, see “2011 Compensation—Annual Incentive Plan,” below.

Long-Term Incentives—Performance Stock Units (“PSUs”)

Beginning in 2009, we introduced PSUs as part of our long-term incentive plan. Since 2010, PSUs have been designed to encourage long-term performance, both from the standpoint of our stock performance in relation to the other companies in the Dow Jones U.S. Utilities Index, and from the standpoint of specific company-wide performance measures, namely Operational Efficiency Improvement (the ratio of total operation and maintenance expense to total operating revenues for our regulated operations; the ratio is reduced as operational efficiency improves) and compounded EPS growth. PSUs are earned (i.e., the underlying stock is awarded) based upon our performance with respect to these measures over a three year period. (In 2010, we also included measure based upon the growth in population served by our regulated and market-based operations, but eliminated the measure in 2011 because we concluded that it did not have a direct relationship to shareholder value.) In 2009, our stock performance in relation to the other companies in the Dow Jones U.S. Utilities Index was the only measure used.

We believe the measures used in connection with our PSUs, which are tied to our common stock performance and to our performance with respect to financial measures that are fundamental to our success, will further enhance the pay for performance nature of our incentive programs and should be reflected in our stock price. The first PSU performance period was completed at the end of 2011.

With respect to the PSUs granted in 2009, our cumulative total shareholder return of 71.32% for the 2009-2011 performance period exceeded the total shareholder return of 64% of the other companies in the Dow Jones U.S. Utilities Index throughout the period. As a result, 98.8% of the PSUs granted were performance-vested, and were paid out in shares of our stock on February 23, 2012. The performance periods relating to the PSUs granted in 2010 and 2011 are not yet completed.

For further information, see “2011 Compensation—Long-Term Incentive Plan,” below.

Long-Term Incentives—Stock Options

Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by SEC regulations, which is based on grant date fair value as determined under generally accepted accounting principles. Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From the perspective of our executives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of our stock, as demonstrated by the following table:

Year	Exercise Price Per Share Underlying Option)	Price Per Share at 12/31/11(1)	Intrinsic Value Per Share at 12/31/11
2011	$27.08	$31.86	$4.78
2010	$22.31/$22.26/$22.74	$31.86	$9.55/$9.60/$9.12
2009	$20.70	$31.86	$11.16

(1)	Based on closing price per share on December 31, 2011, as reported by the New York Stock Exchange.

Stockholder Advisory Vote

At our 2011 annual meeting our stockholders approved, on an advisory basis, the compensation of our NEOs. The stockholder vote in favor of NEO compensation totaled approximately 97 percent of the votes cast (including abstentions). As a result, we determined that no specific action need be taken in response to the vote.

Compensation Governance Practices

The compensation committee seeks to implement and maintain sound compensation governance practices, which include the following:

•	The compensation committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•	The compensation committee utilizes the services of Hay Group, an independent outside compensation consultant.

•	We allocate a substantial amount of compensation to performance-based compensation.

•

We allocated an average of 46.5% of NEO total direct compensation, assuming awards are paid at target levels, to long-term awards, namely stock options and PSUs, so that executive officers’ interests are aligned with stockholders and our long-term performance.

•

Annual incentive plan award opportunities for the named executive officers are based on enterprise, segment or subsidiary measures, subject to modification based on assessment of individual performance only in the event of a marked departure from expected performance.

•	Long-term incentives reflect the value of our common stock.

•	We have meaningful stock ownership guidelines.

HOW WE DETERMINED COMPENSATION IN 2011

For 2011, the compensation committee reviewed all compensation paid to our executive officers other than cash compensation for Mr. Sterba, our President and Chief Executive Officer, which was approved by the independent members of the board of directors, after consideration of the recommendation of the compensation committee. Mr. Sterba did not participate in the compensation committee’s decision-making regarding his own compensation and was excused from those portions of the meetings during which his compensation was determined.

The compensation committee considered Mr. Sterba’s assessment of the performance of the other executive officers and his compensation recommendations regarding each executive officer’s AIP award. The compensation committee, with Mr. Sterba’s participation, discussed the performance of each executive officer, and then approved Mr. Sterba’s recommendations.

As described above under “Corporate Governance—Committees of the Board of Directors—Compensation Committee,” the compensation committee retained a new compensation consultant, Hay Group, in February 2011. However, several compensation committee actions pertaining to compensation of our named executive officers in 2011, including salary determinations, equity awards, and the determination of company-wide and individual metrics for our AIP and LTIP, were made in late 2010 and early 2011, with the assistance of DolmatConnell, the compensation committee’s former independent compensation consultant. DolmatConnell analyzed senior executive compensation and attended all regular compensation committee meetings through April, 2011. In its analysis of senior executive compensation, DolmatConnell provided a comparative analysis of compensation practices for our executive officers, based upon publicly disclosed data in proxy statements, using a peer group of 24 other utility companies.

While the compensation committee reviewed and discussed the data with DolmatConnell, it did not use this data to benchmark compensation payable to our senior executives. Instead, the compensation committee referenced the data to obtain an understanding of general industry, utility industry and peer group compensation practices.

In early 2011, the Company adopted a policy addressing compensation consultant independence, which is set forth under “Board and Committee Membership—Compensation Committee.” DolmatConnell satisfied, and Hay Group satisfies, the requirements of this policy.

For compensation decisions following the retention of Hay Group, the compensation committee is using the comparative analysis prepared by Hay Group as its principal reference point for analyzing competitive trends in the marketplace and in the utilities industry specifically. In this regard, it seeks Hay Group’s assessment of recommendations provided by management. Ultimately, the compensation committee exercises its own discretion in making decisions regarding executive compensation.

2011 COMPENSATION

The NEOs listed in the 2011 Summary Compensation Table are:

•	Jeffry E. Sterba, President and Chief Executive Officer

•	Ellen C. Wolf, Senior Vice President and Chief Financial Officer

•	Walter J. Lynch, President and Chief Operating Officer, Regulated Operations

•	Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary

•	John R. Bigelow, Senior Vice President of Business Services; formerly President, New Jersey-American Water Company, Inc.

Base Salaries

For 2011, the Compensation Committee did not increase salaries for the NEOs other than Mr. Lynch Mr. Lynch received a $10,000 merit increase, from $480,000 to $490,000.

Annual Incentive Plan

The AIP is designed to motivate eligible participants to help us achieve our annual business objectives by providing to participants an opportunity to earn cash award payouts that are tied to corporate and individual performance. The metrics chosen for 2011, which were essentially unchanged from those used in 2010, align with our primary strategic objectives for financial performance, environmental stewardship, safety, customer satisfaction and service quality. We chose the specific financial performance measures because we continue to believe these measures have a meaningful effect on stockholder value. As in past years, the 2011 target award opportunities for participants are expressed as a percentage of each participant’s base salary, based on the individual’s position with American Water. The actual payout may be lower or higher than the target award opportunity depending, in the case of the NEOs, on corporate and individual performance against specific goals. Cash awards under the AIP are distributed to participants in March following the performance year.

Awards under the AIP were determined in the following manner:

•

We established a target pool for all payouts under the AIP. Specifically, the compensation committee approved AIP target awards for all participants, based on a percentage of the participating employees’ respective salaries. Participating employees in higher pay grades generally have a higher percentage of their salary designated as the target award than participating employees in lower pay grades. The target pool was equal to the sum of all participants’ target award opportunities.

•

The total pool actually available for payouts under the AIP was determined by multiplying the target pool by a percentage we call the Corporate Multiplier. For 2011, the Corporate Multiplier represented the sum of six percentage amounts, each determined based upon our level of achievement against objective, company-wide performance measures. Of the six performance measures, two were financial measures (70 percent of the target Corporate Multiplier) and four were non-financial measures (30 percent of the target Corporate Multiplier). The Corporate Multiplier could have ranged from 0 percent to 150 percent of the target Corporate Multiplier, depending on how well we performed against the financial and non-financial measures. For 2011, the Corporate Multiplier was 138.8 percent. The actual percentage included in the Corporate Multiplier with respect to each performance measure is set forth in the Corporate Multiplier Table below under the caption, “Determination of the Corporate Multiplier.”

•

Once the board determined the actual award pool, the pool was allocated among various organizational groups, including a pool for the executive group (which consisted of all NEOs, except Mr. Bigelow; part of Mr. Lynch’s award was funded through the pool for regulated operations, as described below). The executive group pool was equal to the product of the Corporate Multiplier times the sum of all individual AIP target awards in the executive group, which are described immediately below.

•

Each individual participant is assigned an AIP target award opportunity, based on the individual’s position with American Water. The AIP target award is expressed as a percentage of the individual’s base salary. The individual’s award may range from 0 percent to 200 percent of the AIP target award.

Determination of the Corporate Multiplier

We discuss in this section the performance measures used to determine the Corporate Multiplier. Following the discussion of each performance measure is a table that indicates (i) the minimum performance threshold requirement for the measure, (ii) the performance required for achievement of the target, and (iii) the performance required to achieve the maximum contribution to the Corporate Multiplier for that measure. The table also shows the percentage that would be included in the Corporate Multiplier for such threshold, target and maximum performance. If the minimum performance threshold requirement for a performance measure was not met, no additional percentage was added to the Corporate Multiplier with respect to that measure. No funding of the AIP would have occurred if EPS had been below 90 percent of target EPS ($1.53, which was equal to our EPS in 2010).

Financial Performance Measures (70 percent of target Corporate Multiplier)

EPS (50 percent of target Corporate Multiplier)

EPS means diluted earnings per share. For a large, well established public utility such as American Water, EPS is a key metric affecting our stock price. In addition, increasing EPS enhances our capacity to raise the financing necessary to make prudent capital improvements in our water and wastewater systems. Therefore, we view EPS as a very important measure for creating value for our stockholders and for enabling us to enhance our services to our customers. For 2011, EPS was adjusted as described below in footnote 1 to the Corporate Multiplier Table.

Threshold (12.5% to be Included in Corporate Multiplier)	Target (50.0% to be Included in Corporate Multiplier)	Maximum (75.0% to be Included in Corporate Multiplier)
$1.54	$1.70	$1.78

Operating Cash Flow (20 percent of target Corporate Multiplier)

Operating cash flow refers to net cash provided by operations, calculated in accordance with generally accepted accounting principles. We include operating cash flow as a performance measure because it is an important indicator of our ability to fund our capital requirements, pay dividends and service our indebtedness.

Threshold (5% to be Included in Corporate Multiplier)	Target (20.0% to be Included in Corporate Multiplier)	Maximum (30.0% to be Included in Corporate Multiplier)
$730.5 million	$780.5 million	$830.5 million

Non-Financial Performance Measures (30 percent of target Corporate Multiplier)

Environmental Compliance (7.5 percent of target Corporate Multiplier)

This measure was based on the number of NOVs, that we received or for which we are responsible. An NOV is a formal notification from a governmental agency, local health department or other regulatory agency that a water or wastewater system exceeded an acceptable limit (for example, a drinking water standard or air permit limit), failed to perform required monitoring, failed to record the required documentation or failed to meet another Federal, state, or local requirement. The NOVs for our market-based operations, where we operate but do not own the water or wastewater systems, are considered our responsibility unless it can be shown that (1) the NOV was outside the scope of the contract and (2) we formally notified the owner of the system in writing of the need for changes or improvements in order to maintain compliance, but the owner did not approve the changes or improvements. For 2011, the NOV target was 17, which was established based upon our goal to outperform the U.S. EPA published industry averages and our goal of leading the water industry in environmental compliance. We use this measure because we are committed to protecting the environment and to maintaining our consistent history of materially complying with, and in many cases surpassing, minimum standards required by applicable laws and regulations. We use aggressive NOV targets as part of a comprehensive plan to improve performance in this area.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
21 NOVs	17 NOVs	13 NOVs

Safety Performance (7.5 percent of target Corporate Multiplier)

Safety performance was determined by reference to the total Occupational Safety and Health Administration Recordable Incident Rate or “ORIR” for American Water. ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked. For 2011, the threshold target, and maximum ORIR were meaningfully reduced from last year’s threshold, target and maximum of 5.5, 4.5 and 3.5 ORIR, respectively, because we want to continue the momentum toward becoming an industry leader with respect to the safety and well-being of our workforce. The benefits of improved safety are tangible, from the standpoint of the welfare of our employees as well as increased efficiency due to fewer lost workdays.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
4.40 ORIR	3.75 ORIR	3.10 ORIR

Service Quality (7.5 percent of target Corporate Multiplier)

This measure was designed to address overall service quality provided to our customers through our Service Quality Survey, which is conducted throughout the year for customers whose request for service resulted in completion of a service order by our field service representatives, and contains the following question: “Overall, how satisfied were you with the outcome of your service contact?” The question contains a five-point response scale based on the following categories: Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied, and Very Dissatisfied. The target for 2011 continued to be 85 percent of survey responses in the top two categories. Comparable industry averages are not available for this service level measure; however, advice from our professional market survey firm indicates that responses in the top two categories (Extremely Satisfied and Very Satisfied) are indicative of satisfaction levels associated with brand/product/service loyalty and advocacy, and an 85 percent or higher target would be considered “aggressive”.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
80% of surveyed customers	85% of surveyed customers	90% of surveyed customers

Customer Satisfaction (7.5 percent of target Corporate Multiplier)

This measure was designed to address overall customer satisfaction through an annual survey, which is conducted throughout the year for customers having had recent contact with one of our customer service or field service representatives, and that contains the following question (modified to identity the applicable American Water subsidiary): “Overall, how satisfied have you been with American Water in general during the past twelve months?” The question has a five-point response scale based on the following categories: Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied and Very Dissatisfied. Responses in the top three categories are indicative of overall customer satisfaction levels, and the target for 2011 continued to be 90 percent of survey responses in the top three categories. In addition, the quality of our service and issues raised by customers is a principal focus of state public utility commissions in evaluating a rate case.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
85% of surveyed customers	90% of surveyed customers	95% of surveyed customers

Corporate Multiplier Table

Based upon our performance with regard to the financial and non-financial performance measures, the board approved the Corporate Multiplier of 138.8 percent. The Corporate Multiplier was determined as follows:

Performance Measure	Percentage Amount at Target for Inclusion in the Corporate Multiplier	Target	Actual Performance	Percentage Amount Included in Calculation of Corporate Multiplier Based on Actual Performance
EPS(1)	50.0%	$1.70	$1.82	75.0%
Operating Cash Flows(2)	20.0%	$780.5 million	$819.2 million	26.1%
Environmental Compliance	7.5%	17 NOVs	11 NOVs	11.3%
Safety Performance	7.5%	3.75 ORIR	3.60 ORIR	8.4%
Service Quality	7.5%	85% of Surveyed Customers	87% of Surveyed Customers	9.0%
Customer Satisfaction	7.5%	90% of Surveyed Customers	92% of Surveyed Customers	9.0%

			TOTAL	138.8	%(3)

(1)	As adjusted (a) to eliminate the effect of write-downs to reduce net assets (including associated parent company goodwill) of discontinued operations to net realizable value and the cessation of depreciation with respect to assets of discontinued operations, (net adjustment of $0.06) to net realizable value $.06, and certain other items totaling $0.01.

(2)	As adjusted for certain exceptions totaling $10.8 million.

(3)	The corporate multiplier of 138.8% was adjusted, for purposes of awards to NEOs, to 138.02% due to the allocation of $250,000 to creation of a special awards pool for non-executive officers.

Determination of Individual AIP Awards for NEOs

The target amount of individual awards was computed based on a percentage of base salary. Ms. Wolf’s target award as a percentage of salary increased by five percent in order to align her compensation with the marketplace. All other NEO target awards as a percentage of salary were unchanged.

The following table indicates the percentage of salary used to determine the target AIP award for each NEO:

Name	Percentage of Salary
Jeffry E. Sterba	100%
Ellen C. Wolf	60%
Walter J. Lynch	70%
Kellye L. Walker	55%
John R. Bigelow	45%

The actual awards paid to each NEO, other than Mr. Sterba, were recommended by Mr. Sterba and, after review, approved by the compensation committee, based on each NEO’s achievement against individual performance goals that we established at the beginning of 2011 and application of the Corporate Multiplier. The compensation committee recommended to the board the actual award to be paid to Mr. Sterba, based on its assessment of his performance with respect to each of his individual performance goals and application of the Corporate Multiplier.

The individual performance goals for each NEO were grouped into several performance categories. Within each category were a number of individual goals. While the categories for Mr. Sterba were weighted as indicated below, the goals within each category were not weighted. The performance categories and payouts for Mr. Sterba are provided below:

Mr. Sterba:

•	Customer Focus (16% of target award)—Develop multi-year plans to increase customers’ perception of the long-term value of water services.

•	Operational Excellence (16% of target award)—This performance category is principally related to successful implementation of our business transformation project and to capital project management.

•

Employer of Choice (16% of target award)—This performance category is principally directed to establishing and maintaining a culture of candor, timely decision-making at appropriate management levels, commitment to process quality and leadership by personal example; development and implementation of business literacy plan; and provision of an effective senior executive succession plan for board consideration.

•	Sustainability (16% of target award)—Increase American Water’s sustainability focus at the state level through business and operational plans and achievement of specified waste stream reduction.

•

Targeted Growth (16% of target award)—Specified achievement with regard to rate cases; rationalization of the Company’s portfolio and identification and pursuit of transactions having a specified potential effect on net income.

•

Regulatory and Public Policy (20% of target award)—Engage American Water in critical national and state level public policy issues, extend or enhance progressive rate designs and specified progress towards achieving regulatory approval of a mechanism addressing declining water use per residential customer to reduce regulatory lag in rate structuring.

Mr. Sterba’s 2011 target award before application of the Corporate Multiplier was $675,000 (1 x salary). The following table describes what Mr. Sterba’s 2011 AIP award would have been were it based on the Board’s evaluation of his actual 2011 performance.

Performance Category	Performance Category as a Percentage of Target Award	Percentage of Category Earned	Percentage of Target Award Earned
Customer Focus	16%	120	19.2%
Operational Excellence	16%	110	17.6%
Employer of Choice	16%	110	17.6%
Sustainability	16%	100	16.0%
Targeted Growth	16%	100	16.0%
Regulatory and Public Policy	20%	100	20.0%

		TOTAL	106.4%

CALCULATED TARGET AWARD EARNED BASED ON EVALUATION OF PERFORMANCE BEFORE APPLICATION OF THE CORPORATE MULTIPLIER (Target Amount x 1.064)	$718,200
APPLICATION OF CORPORATE MULTIPLIER	x 138.02
2011 BOARD PROPOSED AWARD	$991,260

While Mr. Sterba was entitled, based on the Board’s evaluation that his performance exceeded his targets, to an award after application of the Corporate Multiplier of $991,260, as shown above, Mr. Sterba requested that his actual award be calculated based on his target amount, as shown below.

2011 ACTUAL AWARD BEFORE APPLICATION OF THE CORPORATE MULTIPLIER	$675,000
APPLICATION OF CORPORATE MULTIPLIER	x 138.02
2011 ACTUAL AWARD	$931,635

Other NEOs:

The other named executive officers also were subject to individual performance goals grouped into several categories. However, in making his recommendations to the Board, Mr. Sterba expressed the view that, absent a marked departure from expected performance, the awards to the other NEOs should reflect the target award times the Corporate Multiplier. Mr. Sterba’s recommendation was based on his belief that the NEOs should assume principal responsibility for, and their awards generally should be based on, corporate performance. Mr. Sterba advised the compensation committee that there were no factors of a magnitude that would cause him to recommend an adjustment for any of the other NEOs based on his or her individual performance. Therefore, Mr. Sterba recommended that each of the other NEOs receive an award equal to the Corporate Multiplier times the executive’s target award. The compensation committee accepted Mr. Sterba’s recommendation.

Mr. Lynch’s award was structured so that 50% was based on achievement of the executive team and 50% was based on performance of regulated operations. The performance of regulated operations was funded based upon net income, safety, NOVs, customer satisfaction and service quality. The performance of regulated operations resulted in achievement equal to 138.8% of target performance. After applying the same .72% adjustment as was applied to the Corporate Multiplier, as described in footnote 3 to the Corporate Multiplier Table above, the percentage of target performance was reduced to 138.02%.

Mr. Bigelow was President of New Jersey American Water Company, Inc. for most of 2011, and his award was structured so that 50% of his award was based on the performance of regulated operations and 50% on the performance of New Jersey American Water. The performance measures and weightings for New Jersey American Water were similar to the performance measures for regulated operations. The performance of New Jersey American Water resulted in achievement equal to 150% of target performance.

Mr. Bigelow received an AIP award based on New Jersey American Water’s achievement of 150% of target and the regulated operations’ achievement of 138.02% of target, which produced an AIP award equal to 144.01% of target.

We have set forth the awards paid to our NEOs under the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table.

Long-Term Incentive Plan

Our LTIP for 2011 included stock option grants and performance stock units, or “PSUs.” As described in more detail below, the PSUs are awarded contingently, and the extent to which they are earned and the underlying shares of our common stock are distributed will be based on our achievement, over a three-year period, against three performance measures.

We based the target value of LTIP awards on a percentage of the NEOs salary. The respective percentages we used for each of the NEOs was unchanged from 2010. The percentage of salary on which the LTIP targets are based, and the total dollar values of the target LTIP award for NEOs were as follows:

Name	LTIP Target Award as Percentage of Salary	Value of LTIP Target Award
Jeffry E. Sterba	200%	$1,350,000
Ellen C. Wolf	130%	$624,000
Walter J. Lynch	145%	$710,500
Kellye L. Walker	110%	$412,500
John R. Bigelow	75%	$223,125

The compensation committee applied 40 percent of an NEO’s LTIP target award to stock options and 60 percent to PSUs. We bifurcated long-term compensation in this manner because we believe it provides an appropriate balance between two related but discrete goals. Stock options are designed to align the executive officer’s interests with stockholder interests, since the intrinsic value of stock options is a function of the appreciation of our stock price. As explained in more detail below, the PSUs are designed to encourage long-term performance both from the standpoint of favorable stock performance in relation to the other 72 companies in the Dow Jones U.S. Utilities Index (which we refer to as the “Comparator Group”), and from the standpoint of specific company-wide performance measures. We chose to provide the larger percentage weighting for PSUs because we believe the greater emphasis should be on out-performing similarly situated companies and on the satisfaction of long-term operational goals.

In determining the number of shares underlying stock option grants, we used the $5.14 grant date fair value of the options, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to below as ASC 718. Based on the applicable grant date fair value, the number of shares underlying stock options was calculated as follows:

Name	LTIP Target Award Allocated To Stock Options	Number of Shares Underlying Stock Options
Jeffry E. Sterba	$540,000	105,058
Ellen C. Wolf	$249,600	48,560
Walter J. Lynch	$284,200	55,292
Kellye L. Walker	$165,000	32,101
John R. Bigelow	$89,250	17,364

We based the number of shares underlying the PSUs granted to each of our NEOs on the LTIP Target Award allocated to PSUs, which, for each NEO, is shown in the table below:

Name	LTIP Target Award Allocated to PSUs
Jeffry E. Sterba	$810,000
Ellen C. Wolf	$374,400
Walter J. Lynch	$426,300
Kellye L. Walker	$247,500
John R. Bigelow	$133,875

We allocated the LTIP target award among the three separate measures shown on the following table, which are discussed below:

Performance Measure	Weighting at Target
Total Shareholder Return	50%
Operational Efficiency Improvement	25%
Compounded EPS growth	25%

Total	100%

The actual percentages of total PSUs granted to the NEOs with respect to the three performance measures differed from the percentage allocation of the target award. The grant date fair value of a PSU related to the total stockholder return performance measure was somewhat higher ($33.65) than the grant date fair value of a PSU related to the other two performance measures ($27.08). Therefore, the percentage of PSUs granted with respect to each performance measure was as follows:

Performance Measure	Percentage of PSUs Granted
Total Shareholder Return	44.6%
Operational Efficiency Improvement	27.7%
Compounded EPS Growth	27.7%

Total	100.0%

The total number of PSUs granted to each of the NEOs is shown in the following table:

Name	Number of PSUs Granted
Jeffry E. Sterba	26,992
Ellen C. Wolf	12,476
Walter J. Lynch	14,205
Kellye L. Walker	8,248
John R. Bigelow	4,461

The following is a description of the three performance measures related to the PSUs. In 2010, we used a fourth measure that was based upon the growth in population served by our regulated and market-based operations. We eliminated this performance measure because we concluded that the measure does not have a direct relationship to increases in stockholder value.

Total Shareholder Return

This measure is based on the comparative American Water total shareholder return, which we refer to as “TSR,” relative to the total shareholder return performance of the 72 companies in the Comparator Group, in each case subject to a dividend adjustment factor, during the three-year performance period from January 1, 2011 through December 31, 2013. Specifically, we will compare (i) the percentage increase in the average daily closing stock price for our common stock for the 20 trading days before the end of the performance period, assuming reinvestment of dividends during the performance period, over the average daily closing stock of our common stock for the 20 days before the beginning of the performance period to (ii) the percentage increase over the same periods in the average closing price of each of the 72 companies in the Comparator Group, in each case assuming reinvestment of dividends during the performance period.

We selected TSR as the principal performance measure to encourage performance that not only increases stockholder value but increases it to an extent that compares favorably relative to the Comparator Group.

The following table shows the actual number of PSUs to be earned, as a percentage of the target PSU award (equivalent to the number of PSUs granted) based upon American Water’s TSR relative to the 72 companies in the Comparator Group:

American Water TSR Ranking*	Percent of Target Award PSUs Earned*
75% or more (maximum)	78.05%
50% (target)	44.60%
25% (threshold)	11.15%
Less than 25%	0%

*	If the TSR ranking is between 25% and 50% or between 50% and 75%, the percent of target award PSUs earned will be adjusted proportionately.

Operational Efficiency Improvement

This measure is calculated based on the ratio of total operation and maintenance expense to total operating revenues for our regulated operations; the ratio is reduced as operational efficiency improves. The calculation of this measure will be based on the average of the ratio for each of 2011, 2012 and 2013. We used this measure because we want to focus management on improving our overall cost structure and improving our return on equity.

The following table shows the actual number of PSUs to be earned, as a percentage of the target award, based on American Water’s operational efficiency improvement.

Percent of Target Award PSUs Earned
41.0% or less (maximum)	48.475%
43.2% (target)	27.700%
45.4% (threshold)	6.925%
More than 45.4%	0%

*	If the operational efficiency improvement is between 45.4% and 43.2% or 43.2% and 41.0%, percent of the target award PSUs earned will be proportionately adjusted.

Compounded EPS Growth

This measure is based on the growth of our EPS, as reported in our audited financial statements, adjusted to exclude the net impact of any impairment, compounded annually over the three year period from January 1, 2011 through December 31, 2013, over the EPS of $1.53 for the year ended December 31, 2010. We selected this measure for the same reasons as set forth with respect to EPS under the annual incentive plan description above, although we are using the measure in connection with the LTIP to encourage a long-term focus on earnings growth.

The following table shows the actual number of PSUs to be earned, as a percentage of the target award, based on our compounded EPS growth:

Compounded EPS Growth*	Percent of Target Award PSUs Earned
10.0% (maximum)	48.475%
7.0% (target)	27.700%
5.0% (threshold)	6.925%
Less than 5.0%	0%

*	If the increase in compounded EPS growth is between 5.0% and 7.0% or 7.0% and 10.0%, the percent of target award PSUs earned will be proportionately adjusted.

Vesting of Options and PSUs

The options granted to our NEOs terminate on December 31, 2017 (if not previously exercised or forfeited), and vest in equal increments on January 1, 2012, 2013 and 2014. Similarly, a NEO’s right to PSUs earned at the end of the performance period vests in equal increments on January 1, 2012, 2013 and 2014. We believe that the vesting terms provide our executive officers a meaningful incentive for continued employment.

Performance Vesting of PSUs Granted in 2009

In 2009, we granted PSUs to our executives and other employees for which the performance period ended in 2011. The number of PSUs earned was based on our TSR relative to the TSR of the other 69 companies in the Dow Jones U.S. Utilities Index throughout the 2009-2011 performance period.

Specifically, we compared (i) the percentage increase in the average daily closing stock price for our common stock for the 15 trading days before and after the end of the performance period, assuming reinvestment of dividends during the performance period, over the average daily closing stock of our common stock for the 15 days before and after the beginning of the performance period to (ii) the percentage increase over the same periods in the average closing price of each of the other companies that were in the Dow Jones U.S. Utilities Index throughout the performance period, in each case assuming reinvestment of dividends.

Our TSR during the performance period was greater than 64% of the other companies in the Dow Jones U.S. Utilities Index. As a result, 98.8% of the PSUs granted were performance vested, as indicated in the following table (Mr. Sterba and Ms. Walker were not employed by us when the 2009 PSUs were granted):

Name	Number of PSUs Granted	Number of PSUs Performance Vested
Ellen C. Wolf	13,043	12,884
Walter Lynch	11,719	11,578
John Bigelow	4,269	4,215

The performance vested PSUs were paid out in shares of our stock upon certification by the Compensation Committee on February 23, 2012.

Perquisites

We provide limited perquisites to our executive officers, principally consisting of executive physicals. Because the efforts of our leadership team are important to our success, we believe it is important to provide an executive physical benefit. Executives operate in a very stressful environment, and providing for periodic physicals can help to detect medical conditions before they become serious.

NEW EMPLOYMENT LETTER AGREEMENT WITH JEFFRY E. STERBA

On March 26, 2012, we entered into a new employment letter agreement with Mr. Sterba, which we refer to below as the “2012 Employment Agreement”. See “Executive Compensation – Employment Agreements – Jeffry Sterba” and “Severance Terms in Jeffry E. Sterba’s Employment Agreement” for further information.

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 annual meeting, the stockholders approved, on a non-binding, advisory basis, the compensation paid to our NEOs, as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2011 annual meeting. The stockholder vote in favor of NEO compensation totaled approximately 97 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of the strong favorable vote of our stockholders, no specific action need be taken in response to the vote.

STOCK OPTION GRANT PRACTICES

Our compensation committee makes annual stock option grants to employees, including executive officers, in February of each year. The exercise price per share for options is at least equal to the last reported sale price of our common stock on the date of grant. Moreover, we will not reprice any options without seeking stockholder approval. We believe that our stock option grant practices are appropriate and effectively address any concerns regarding “timing” of grants in anticipation of material events.

EXECUTIVE STOCK RETENTION REQUIREMENTS

In order to closely align the interests of our executives with those of our stockholders, our board of directors has adopted the Stock Retention Program for Executives, which we refer to below as the “Program.” Under the Program, our executive officers are required to retain 50 percent of the after-tax value realized on each equity grant until termination of employment or a change in control, whichever occurs earlier. For this purpose, the after-tax value realized is determined at the time the executive recognizes taxable income with respect to the equity grant.

For purposes of determining the after-tax value realized on an equity grant, we assume that all executives will be subject to taxes (federal, state, and local) at a total effective tax rate of 40 percent, irrespective of the executive’s actual total effective tax rate and regardless of how any applicable tax liability is satisfied. As a result, our executive officers are required to retain 30% of the gross value realized on each equity grant. Examples of the application of Program requirements to stock options and PSUs are described below.

Stock Options

Assume an executive was granted a stock option to purchase 2,000 shares at $20.00 per share on February 15, 2011, and on February 15, 2012, the date all shares underlying the option vested, the market price per share of our common stock is $25.00 per share. If the executive exercises all of the options on that date, the value realized by the executive will be $10,000 (computed by subtracting the $20.00 per share exercise price from the $25.00 per share market price, and multiplying the $5.00 per share remainder by 2,000, the number of shares underlying the option). After assuming the 40 percent tax rate, the executive’s after-tax value realized would be $6,000. Accordingly, the executive would be required to retain shares having a value of $3,000 (50 percent of $6,000), or 120 shares.

PSUs

Assume an executive was awarded 600 PSUs on February 15, 2010, and on December 31, 2012, the date the number of PSUs is adjusted to reflect the applicable three-year performance, the number of shares underlying the executive’s PSUs was increased to 700. If the stock price is $25.00 per share on December 31, 2012, the value realized by the executive would be $17,500. After assuming the 40 percent tax rate, the executive’s after-tax value realized would be $10,500. Accordingly, the executive would be required to retain shares having a value of $5,250 (50 percent of $10,500), or 210 shares.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS AND PLAN PROVISIONS

We have several plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Most of these plans and agreements have been adopted within the past few years, although some plans, particularly our defined benefit plans that are no longer available to new employees, were adopted some time ago. Not all plans apply to each NEO, as indicated in the discussion below.

Savings Plan for Employees of American Water Works, Inc. and Designated Subsidiaries—the “Savings Plan”

This is a tax qualified defined contribution plan available to employees of American Water, including our NEOs, and certain subsidiaries. Each of our currently employed NEOs participates in the Savings Plan. Under the Savings Plan, an employee may contribute, subject to Internal Revenue Code limitations, 50 percent of his or her base salary up to a maximum contribution of $16,500, plus, for eligible participants, $5,500 for catch-up contributions. For any NEO participant hired before January 1, 2006, who continues to be employed by us (Messrs. Lynch and Bigelow), the matching contribution formula is: 50 percent of a participant’s base salary contributions for the year, up to a maximum of 5 percent of the participant’s base salary. For NEO participants hired after January 1, 2006, the matching contribution formula is: (a) 100 percent for every dollar contributed up to the first 3 percent of the participant’s base salary, and (b) 50 percent on the next 2 percent of the participant’s base salary. In addition, for NEO participants hired after January 1, 2006, we make additional annual contributions equal to the sum of 5.25 percent of the participant’s base salary, subject to Internal Revenue Code limitations. We provide more generous contributions to participants hired after January 1, 2006, because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will be increased or decreased to reflect the performance of selected investments.

American Water Works Company, Inc. Pension Plan—the “AWWPP”; American Water Works Company, Inc. Executive Retirement Plan—the “ERP”

The AWWPP is a tax-qualified defined benefit pension plan available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Messrs. Lynch and Bigelow participate in the AWWPP. Ms. Wolf, who we employed from 1999 to 2003 and re-employed beginning in 2006, has an accrued benefit under the AWWPP based on her earlier term of service, but will not accrue additional benefits under the AWWPP.

The ERP is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Internal Revenue Code. Messrs. Lynch and Bigelow participate in the ERP. We closed the AWWPP and the ERP to new employees on December 31, 2005 and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to enable us to predict fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios.

See “Executive Compensation—2011 Pension Benefits” for further information regarding the AWWPP and the ERP.

Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries—the “Deferred Compensation Plan”

This plan is a nonqualified deferred compensation plan that enables participants to defer salary and annual incentive plan awards and provides benefits to executive officers and other highly paid employees in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Internal Revenue Code. We refer to compensation in excess of those limits as “excess compensation.” All of the currently employed NEOs participate in the Deferred Compensation Plan.

Generally, under the Deferred Compensation Plan, an executive may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the AIP. We provide matching contributions that differ depending on whether the executive was hired or rehired by us on or after January 1, 2006. For NEOs hired or rehired after January 1, 2006 (Mr. Sterba, Ms. Wolf and Ms. Walker), we provide the matching contribution we would have made for the executive under the Savings Plan with respect to the executive’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these executives generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the annual incentive plan for the relevant plan year. For executives hired prior to January 1, 2006, and continuously employed by us (Messrs. Lynch and Bigelow), our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of salary; the matching contributions are more limited for these executives due to their eligibility under our defined benefit pension plan. Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2011 Nonqualified Deferred Compensation” for additional information.

Executive Severance Policy

Under our executive severance policy, adopted in 2008, we provide severance benefits to our NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy calls for 12 months of salary continuation for the NEOs, and a pro rata AIP award for the year in which the termination date occurs to the extent such payment is provided for under the terms of the applicable AIP. Mr. Sterba’s 2012 Employment Agreement provides that he will be entitled to 18 months of salary continuation. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan—the “ESPP”

Under the ESPP, eligible employees, including our NEOs, are provided an opportunity to purchase our common stock at a discount of ten percent from the lower of the prevailing market price on the first day and last day of each three-month purchase period. Purchases generally are limited to $25,000 per year. We believe that, in addition to the benefit employees realize from the discount, our stockholders will benefit because the ESPP helps to more closely align the interests of our employees and our stockholders.

Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting compensation of our NEOs. However, our equity awards generally vest upon a change in control of American Water. In addition, certain of our contributions to the Deferred Compensation Plan will vest upon a change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

Recovery of Incentive Compensation

In 2010, we instituted a policy governing the recovery of incentive compensation in the event of a material restatement of our financial results under specified circumstances. As a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which imposes an executive compensation “clawback” requirement on public companies, and the related NYSE listing standards expected to be adopted in 2012, we expect to amend the policy to comply with these executive compensation recovery requirements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and other NEOs, unless certain conditions are met. Because we wish to maintain flexibility in structuring our compensation to address our corporate goals, the board of directors has not adopted a policy regarding the deductibility of compensation. However, the board will review from time to time the advisability of structuring our compensation programs to satisfy the deductibility requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the full board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

William J. Marrazzo (Chair)

Julie A. Dobson

Martha Clark Goss

Julia L. Johnson

George MacKenzie

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and each of the persons who were the three other most highly paid executive officers in 2011.

Name and Principal Position	Year	Salary (6)		Bonus ($)(7)	Stock Awards (8)	Option Awards (9)	Non-Equity Incentive Plan Compensation (10)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (11)	All Other Compensation (12)	Total
Jeffry E. Sterba	2011		$675,000	$—	$810,019	$539,998	$931,635	$—	$154,486	$3,111,138
President and Chief Executive Officer(1)	2010		$246,634	$200,000	$308,618	$311,741	$333,124	$—	$12,955	$1,413,072

Walter J. Lynch	2011		$489,808	$—	$426,286	$284,201	$473,409	$197,108	$16,433	$1,887,245
President and Chief Operating Officer of Regulated Operations(2)	2010		$473,653	$8,087	$417,601	$278,401	$435,456	$146,941	$12,634	$1,772,773
	2009	*$	467,308	$—	$258,756	$258,752	$289,417	$44,284	$17,524	$1,336,041

Ellen C. Wolf	2011		$480,000	$—	$374,399	$249,598	$397,498	$15,167	$71,805	$1,588,467
Senior Vice President and Chief Financial Officer(3)	2010		$480,000	$—	$374,398	$249,599	$342,144	$20,452	$69,800	$1,536,393
	2009	*$	498,462	$—	$287,989	$287,999	$258,378	$15,799	$84,775	$1,433,402

Kellye L. Walker	2011		$375,000	$—	$247,521	$164,999	$284,666	$—	$46,100	$1,118,286
Chief Administrative Officer and General Counsel(4)	2010		$339,597	$—	$224,396	$149,602	$245,663	$—	$24,269	$983,527

John R. Bigelow	2011		$297,500	$—	$133,872	$89,251	$192,793	$289,401	$11,060	$1,013,877
Senior Vice President, Business Services(5)	2010		$290,000	$—	$130,506	$87,001	$185,310	$311,763	$3,156	$1,007,736

(*)	In 2009, salary was paid with respect to 27 pay periods (instead of 26 bi-weekly pay periods).

(1)	Mr. Sterba has served as our President and Chief Executive Officer since August 15, 2010.

(2)	Mr. Lynch has served as our President and Chief Operating Officer, Regulated Operations since March 1, 2010 (prior to that date Mr. Lynch was President of Regulated Operations).

(3)	Ms. Wolf has served as our Senior Vice President and Chief Financial Officer since March 1, 2006.

(4)	Ms. Walker has served as our Chief Administrative Officer since September 2010, and Senior Vice President, General Counsel and Secretary since January 2010.

(5)	Mr. Bigelow has served as Senior Vice President, Business Services since September 2011 (prior to that date Mr. Bigelow was President of New Jersey American Water).

(6)	The following officers deferred a portion of their salary under our Nonqualified Savings and Deferred Compensation Plan as follows: Mr. Sterba, $33,750 and Mr. Lynch, $29,388.

(7)	The amount shown in this column includes Mr. Sterba’s signing bonus and the portion of the AIP award we paid to Mr. Lynch in excess of amounts based upon the Corporate Multiplier. See “Compensation Discussion and Analysis—2011 Compensation—Annual Incentive Plan.”.

(8)	The amounts shown in this column reflect the grant date fair value of the performance stock units granted to the named executive officers. The amounts disclosed represent the grant date fair value based upon the probable outcome of the performance conditions, determined at the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”, which we refer to as FASB ASC Topic 718. The following table shows the value of the awards at the grant date assuming the highest level of performance was achieved.

	Year	Stock Awards
Name		Grant Date Fair Value
Mr. Sterba	2011	$1,417,533
	2010	$540,082
Mr. Lynch	2011	$746,001
	2010	$730,802
	2009	$388,134
Ms. Wolf	2011	$655,198
	2010	$655,197
	2009	$431,984
Ms. Walker	2011	$433,162
	2010	$392,693
Mr. Bigelow	2011	$234,276
	2010	$228,386

See Note 9: Stockholders’ Equity in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the assumptions that were made in determining grant date fair values of the performance stock unit awards.

(9)	The amounts shown in this column reflect the grant date fair value of stock options granted to the named executive officers. See Note 9: Stockholders’ Equity in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the assumptions that were made in determining grant date fair values of the stock options.

(10)	The amounts shown in this column for 2009 represent the payment for the 2009 AIP that was paid on March 10, 2010. The amounts shown in this column for 2010 represent the payment for the 2010 AIP that was paid on March 8, 2011. The amount shown in this column for 2011 represent the payment for the 2011 AIP that was paid on March 14, 2012.

(11)	The amounts shown in this column reflect the aggregate changes in the actuarial present values of the named executive officers’ accumulated benefits under our qualified and nonqualified defined benefit pension plans from the pension plan measurement date used for our 2010 audited financial statements, to the pension plan measurement date used for our 2011 audited financial statements. For further information on the pension plans, see “2011 Pension Benefits,” below. Because there were no above-market earnings on the named executive officers’ deferred compensation, no amounts of deferred compensation are required to be shown in this column, pursuant to rules of the Securities and Exchange Commission.

(12)	The following table shows the components of the amounts listed in the 2011 “All Other Compensation” column for each named executive officer:

Name	401(k) Company Match	401(k) Defined Contribution Company Match Account (a)	Company Contributions to Deferred Contribution Plan (b)	Exec Perq Executive Physical	Dividend Equivalents (c)	Company Paid Life Insurance	Severance	Total All Other Comp
Jeffry Sterba	$9,800	$12,863	$125,951	$5,505	$—	$367	$—	$154,486
President & CEO
Walter Lynch	$1,767	$—	$6,120	$—	$8,179	$367	$—	$16,433
President & COO Regulated Operations
Ellen Wolf	$9,800	$12,863	$33,206	$—	$15,569	$367	$—	$71,805
Senior Vice President and Chief Financial Officer
Kellye Walker	$9,800	$12,863	$21,770	$1,300	$—	$367	$—	$46,100
Chief Administrative Officer, General Counsel and Secretary
John Bigelow	$5,161	$—	$—	$5,532	$—	$367	$—	$11,060
Senior Vice President, Business Services

(a)	The Defined Contribution Match Account is an account in our 401(k) plan to which American Water contributes 5.25% of each eligible employee’s total cash compensation (which includes base pay and annual incentive plan payouts), subject to Internal Revenue Code limits on compensation that may be taken into account pursuant. Only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)	The amounts in this column represent matching contributions that the Company has made to the named executive officers’ accounts in our Nonqualified Savings and Deferred Compensation Plan. For further information on this plan, please see “2011 Nonqualified Deferred Compensation” below.

(c)	Dividend equivalents are paid in cash, with respect to PSUs, at such time, if ever, as the PSUs are converted to American Water common stock.

Employment Agreements

We have employment agreements with Mr. Sterba and Mses. Walker and Wolf, which are summarized below. Portions of the employment agreements, if any, addressing terms upon retirement or other termination of employment are described below under “Potential Payments on Termination or Change in Control.”

Jeffry E. Sterba. Prior to March 26, 2012, some terms of Mr. Sterba’s employment were subject to an employment agreement with us dated August 15, 2010. The agreement provides for a target payout under the AIP of 100 percent of his base salary and the August 2010 grant to him of options to purchase 25,000 shares of our common stock at an exercise price of $22.66 per share, which vest over a two year period and expire on the seventh anniversary of the date of the grant. The agreement also provided for Mr. Sterba’s pro rated participation in our long-term incentive plan with a target payment equal to 200 percent of his base salary. In addition, Mr. Sterba was eligible to participate in our deferred compensation, retirement and benefit plans.

On March 26, 2012, we entered into the 2012 Employment Agreement with Mr. Sterba, which supersedes the employment agreement described above.

Under the 2012 Employment Agreement, Mr. Sterba will continue to serve as the Company’s President and Chief Executive Officer, and as a member of our Board of Directors (assuming he continues to be elected by the stockholders.). The Agreement contains the following compensatory provisions:

•	Mr. Sterba’s annual base salary is increased to $750,000, effective on March 19, 2012.

•	Mr. Sterba’s target award under the Company’s annual incentive plan will continue to be 100% of his annual base salary.

•

For the years 2012, 2013 and 2014, Mr. Sterba’a target payout under the Company’s Long-Term Incentive Plan (“LTIP”) will be increased to 250% of his annual base salary. Mr. Sterba’s 2012 LTIP grants will be increased to reflect the increased target payout.

•	Mr. Sterba’s performance stock unit (“PSU”) grants and option grants under the LTIP in 2012, 2013 and 2014 are or will be subject to the following terms:

•	Grants made in 2012 will time-vest in three equal installments on January 1, 2013, 2014 and 2015.

•	Grants made in 2013 will time-vest in two equal installments on January 1, 2014 an 2015.

•	Grants made in 2014 will fully time-vest on January 1, 2015.

•

The time-vesting of Mr. Sterba’a options and PSUs generally are subject to his continued employment by the Company, subject to severance provisions described below under “Potential Payments on Termination or Change in Control—Severance Terms in Jeffry E. Sterba’s Employment Agreement.”

•

Each PSU grant also would be subject to performance-vesting criteria based upon our performance during the applicable three year performance period, and payouts, if any, to Mr. Sterba under the PSUs would be made between January 1 and March 15 of the year following the last year of the performance period

•	If vesting terms of the LTIP and related grants are more favorable than those described above, the terms of the LTIP and related grants will prevail.

The Agreement also provides for Mr. Sterba’a participation in our health, life, disability and liability insurance, 401(k) and deferred compensation plans..

Ellen C. Wolf. Ms. Wolf entered into an employment letter agreement with American Water dated December 29, 2005, and restated as of February 15, 2008. Under the agreement, Ms. Wolf serves as our Senior Vice President and Chief Financial Officer. The agreement provided for Ms. Wolf’s annual base salary of $463,500 (which we subsequently increased to $480,000) and her participation in the annual incentive plan with a target payout equal to 50 percent of her base salary (which we subsequently increased to 60 percent of her base salary). The agreement also provided for Ms. Wolf’s participation in American Water’s 2007 Omnibus Equity Compensation Plan with an equity target award of 115 percent of her base salary (which we subsequently increased to 130 percent of her base salary). In addition, Ms. Wolf is eligible to participate in our deferred compensation, retirement and benefit plans.

Kellye L. Walker. Ms. Walker entered into an employment letter agreement with us, dated December 21, 2009. Under the agreement, Ms. Walker initially served as our Senior Vice President, General Counsel and Secretary. The agreement provided for Ms. Walker’s annual base salary of $340,000 (which we subsequently increased to $375,000 in light of additional responsibilities she assumed upon her appointment as our Chief Administrative Officer, Senior Vice President, General Counsel and Secretary in September 2010), and her participation in the annual incentive plan with a target payout equal to 55 percent of her base salary. The agreement also provided for Ms. Walker’s participation in our long-term incentive plan with a target payout equal to 110 percent of her base salary. In addition, Ms. Walker is eligible to participate in our deferred compensation, retirement and benefit plans.

2011 Grants of Plan-Based Awards

The following table provides certain information regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2011:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target	Maximum	Threshold	Target	Maximum
Jeffry Sterba
Annual Incentive Plan		$675,000	$1,350,000
Options	2/24/2011						105,058	$27.08	$539,998
PSU	2/24/2011			3,009	12,036	21,063			$405,011
PSU	2/24/2011			3,739	14,956	26,173			$405,008

Walter Lynch
Annual Incentive Plan		$343,000	$686,000
Options	2/24/2011						55,292	$27.08	$284,201
PSU	2/24/2011			1,584	6,334	11,085			$213,139
PSU	2/24/2011			1,968	7,871	13,774			$213,147

Ellen Wolf
Annual Incentive Plan		$288,000	$576,000
Options	2/24/2011						48,560	$27.08	$249,598
PSU	2/24/2011			1,391	5,563	9,735			$187,195
PSU	2/24/2011			1,728	6,913	12,098			$187,204

Kellye Walker
Annual Incentive Plan		$206,250	$412,500
Options	2/24/2011						32,101	$27.08	$164,999
PSU	2/24/2011			920	3,678	6,437			$123,765
PSU	2/24/2011			1,143	4,570	7,998			$123,756

John Bigelow
Annual Incentive Plan		$133,875	$267,750
Options	2/24/2011						17,364	$27.08	$89,251
PSU	2/24/2011			497	1,989	3,481			$66,930
PSU	2/24/2011			618	2,472	4,326			$66,942

(1)	These columns represent target and maximum annual incentive plan payout opportunities. The actual payments that were made under the AIP for 2011 performance are shown in the “2011 Summary Compensation Table.” There is no specified minimum award for participants in the annual incentive plan. For further information on the annual incentive plan, see “Compensation Discussion and Analysis—2011 Compensation—Annual Incentive Compensation.”

(2)	These columns represent performance stock units. For further information on the Long Term Incentive Plan, under which the performance stock units were granted, see “Compensation Discussion and Analysis—2011 Compensation—Long Term Incentive Compensation.”

(3)	This column represents grants of stock options. For further information on the Long Term Incentive Plan, under which the stock options were granted, see “Compensation Discussion and Analysis—2011 Compensation—Long Term Incentive Compensation.”

(4)	This column represents the grant date fair values of the performance stock units and stock options, determined in accordance with FASB ASC Topic 718. See footnotes (8) and (9) to the “2011 Summary Compensation Table” for additional information.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2011.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (5)
Jeffry Sterba
	8/15/2010		25,000	$22.66	8/15/2017
	8/27/2010	17,675	35,351	$22.74	12/31/2016			12,605	$401,595
	2/24/2011		105,058	$27.08	12/31/2017			26,992	$859,965
Walter Lynch
	2/20/2009	43,608	21,806	$20.70	12/31/2015	11,578	$368,875
	2/26/2010	20,900	41,803	$22.26	12/31/2016			17,253	$549,681
	2/24/2011		55,292	$27.08	12/31/2017			14,205	$452,571
Ellen Wolf
	2/20/2009	48,538	24,270	$20.70	12/31/2015	12,884	$410,484
	2/25/2010	18,654	37,310	$22.31	12/31/2016			15,440	$491,918
	2/24/2011		48,560	$27.08	12/31/2017			12,476	$397,485
Kellye Walker
	2/25/2010	11,180	22,363	$22.31	12/31/2016			9,254	$294,832
	2/24/2011		32,101	$27.08	12/31/2017			8,248	$262,781
John Bigelow
	2/20/2009	15,884	7,943	$20.70	12/31/2015	4,215	$134,290
	2/25/2010	6,502	13,005	$22.31	12/31/2016			5,382	$171,471
	2/24/2011		17,364	$27.08	12/31/2017			4,461	$142,127

(1)	The options granted in 2009, 2010 and 2011 (other the options granted to Mr. Sterba on August 15, 2010) vest in equal increments on the first three anniversaries of the grant date. The options granted to Mr. Sterba on August 15, 2010 fully vest on August 15, 2012.

(2)	This column represents performance-based stock units for which the performance conditions have been satisfied. The awards disclosed in this column fully time-vested on January 1, 2012.

(3)	The market value of the performance-based stock units is based on the $31.86 closing price of our common stock on December 31, 2011, as reported by the NYSE.

(4)	This column represents performance stock units granted as described under “Compensation Discussion and Analysis—2011 Compensation—Long Term Incentive Plan,” that are subject to performance conditions and, to the extent performance condition have been satisfied, will time-vest in equal increments on January 1, 2012, 2013 and 2014, subject to continued employment through such date. The number of shares disclosed in this column represent the amount that will performance vest if target performance is achieved.

(5)	The market value of the performance-based stock units is based on the $31.86 closing price of our common stock on December 31, 2011, as reported by the NYSE.

2011 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of restricted stock units held by our named executive officers at December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting(1)	Valued Realized on Vesting(2)
Walter Lynch	—	—	3,932	$99,440
Ellen Wolf	4,700	$28,106	7,485	$189,296
John Bigelow	—	—	1,769	$44,738

(1)	Represents restricted stock units that were granted on April 22, 2008, in connection with our initial public offering, and vested on January 1, 2011.

(2)	Value realized on vesting of restricted stock units held by the named executive officers reflects the $25.29 closing share price on December 31, 2010 (the last trading day prior to the January 1, 2011 vesting of the restricted stock units), as reported by the NYSE.

(3)	Mr. Bigelow deferred distribution of these shares under our deferred compensation plan. See “2011 Nonqualified Deferred Compensation” below.

2011 Pension Benefits

American Water Works Company, Inc. Pension Plan

The American Water Works Company, Inc. Pension Plan, which we refer to as the “AWWPP,” is a qualified pension plan that provides for a pension benefit equal to 1.6% of final average pay multiplied by years of service. Final average pay is defined for purposes of the plan as the average sum of base pay plus annual incentive payout for the highest 60 months out of the final 120 months of employment. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service. All the named executive officers who participate in the plan are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50% joint and survivor annuity for married participants. The 50% joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. There is a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

American Water Works Company, Inc. Executive Retirement Plan

The American Water Works Company, Inc. Executive Retirement Plan, which we refer to as the ERP, is a nonqualified defined benefit pension plan that provides benefits under the same formula as the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Internal Revenue Code and including deferred compensation in calculating the final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans that American Water sponsored, the American Water Works Company, Inc. Supplemental Executive Retirement Plan and Supplemental Retirement Plan, which we refer to as the SERP and SRP, respectively. Executives who were participants in this nonqualified pension plan are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their respective prior nonqualified plan formulas. Mr. Bigelow participated in the former SRP. Mr. Lynch participates in the restoration provisions of the ERP. All the named executive officers who participate in a nonqualified plan are vested in their nonqualified pension benefits. Upon retirement, nonqualified plan benefits are payable as lump sums unless the participant has elected an alternate form of payment pursuant to the Internal Revenue Code regulations under Section 409A. Mr. Bigelow will receive his benefit as an annuity and Mr. Lynch will receive his benefits as a lump sum. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

Name	Plan Name	Number of Years Accredited Service	Present value of Accumulated Benefit(3)	Payments During Last Fiscal year
Jeffry Sterba	N/A(1)	N/A	N/A	N/A
Walter Lynch(2)	AWW Inc Executive Retirement Plan	7.03	$341,296	N/A
	AWW Co. Pension Plan	7.03	$187,827	N/A
Ellen Wolf (2)	AWW Co. Pension Plan	4.52	$155,443	N/A
Kellye Walker	N/A(1)	N/A	N/A	N/A
John Bigelow(2)	AWW Inc Executive Retirement Plan	17.68	$1,028,357	N/A
	AWW Co. Pension Plan	17.68	$805,938

(1)	Since Mr. Sterba and Ms. Walker were hired after 2005, they do not participate in our defined benefit plan.

(2)	Ms. Wolf is entitled to receive a benefit from the AWWPP, attributable to her prior period of employment from May 24, 1999 through December 1, 2003. The benefit is payable in its normal form of a life annuity beginning at age 65. Ms. Wolf may elect to retire early and commence reduced payments immediately provided her age plus credited service at retirement exceed 70. At the time that Ms. Wolf’s and Mr. Lynch’s age plus credited service exceed 70, they also become eligible for a subsidized early retirement benefit payable as a Joint and Survivor form of retirement benefit. Presently Ms. Wolf, Mr. Bigelow and Mr. Lynch are all eligible to receive a disability retirement benefit under this plan.

(3)	Amounts shown reflect the present value of the accumulated benefit of each named executive officer as of December 31, 2011. All amounts for the pension plans were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates: 2010 (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2011 Summary Compensation Table”)—discount rate of 5.32% and an assumed interest basis (assumed to be 5.32%), for calculating lump sums that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006, including the phase-in for any lump-sum payments assumed to commence during 2010 and 2011, and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2017 with phase out and no collar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for 2010, and for 2011 (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2011 Summary Compensation Table” and for this table)—discount rate of 5.02% and an assumed interest basis for calculating lump sums (assumed to be 5.02%) that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006, including the phase-in for any lump-sum payments assumed to commence during 2011, and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2018 with phase out and no collar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for years after 2009.

For further information on American Water’s defined benefit pension plans, see “Potential Payments on Termination or Change in Control,” below.

2011 Nonqualified Deferred Compensation

All the named executive officers participate in the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries. For the named executive officers, the deferred compensation plan permits the deferral of up to 20% of base salary and up to 100% of bonus each year on a tax-favored basis. It also provides for annual matching contributions determined by the following formula for named executive officers hired on or after January 1, 2006 (Mr. Sterba and Mses. Walker and Wolf): (a) the sum of (i) 100% of a participant’s voluntary deferrals for the year, up to a maximum of 3% of the sum of the participant’s base salary and bonus and (ii) 50% of a participant’s voluntary deferrals for the year, up to a maximum of the next 2% of the sum of the participant’s base salary and bonus, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. For named executive officers hired before January 1, 2006 (Messrs. Lynch and Bigelow), the matching contribution formula is: (a) 50% of a participant’s base salary deferrals for the year, up to a maximum of 5% of the participant’s base salary, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. In addition, we make additional annual contributions for named executive officers hired on or after January 1, 2006, equal to the sum of (a) 5.25% of the participant’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Internal Revenue Code with respect to the year and (b) 5.25% of the participant’s bonus. Participants’ deferred compensation accounts are credited with returns in accordance with the deemed investment options elected by the participant. Participants are immediately vested in all contributions to the plan, except for the 5.25% annual contributions made for Ms. Wolf, which vest at the earliest of (i) completion of five years of service, (ii) attainment of age 65, (iii) death, or (iv) a change in control. Participants may elect to receive their account balances at any of the following times: (i) separation from service, (ii) a specified distribution date, (iii) the earlier of separation from service or a specified distribution date or (iv) the later of separation from service or a specified distribution date, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) annual installments paid over a period of between two and 10 years. None of the named executive officers had any withdrawals or distributions from the plan in 2011.

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (c)(2)	Aggregate Earning in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year (3)
Jeffry Sterba	$80,332	$125,951	$(1,470)	$—	$204,813
Walter Lynch	$76,729	$6,120	$(9,262)	$—	$267,693
Ellen Wolf	$—	$33,206	$6,132	$—	$321,421
Kellye Walker	$—	$21,770	$—	$—	$21,770
John Bigelow	$48,198	$—	$(3,415)	$—	$142,431

(1)	The following amounts in this column are also reported as compensation to the named executive officers in the “2011 Summary Compensation Table” in the following columns:

Named Executive Officer	Salary	All Other Compensation
Mr. Sterba	$33,750	$46,582
Mr. Lynch	$29,388	$47,341
Mr. Bigelow	$—	$48,198

(2)	The amounts in this column are also reported as compensation to the named executive officers in the “2011 Summary Compensation Table” in the “All Other Compensation” column.

(3)	The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed named executive officers: Mr. Lynch, $154,710 and Ms. Wolf, $246,703.

Potential Payments on Termination or Change in Control

This section describes the potential payments that would have been made to the named executive officers upon various types of terminations of employment or a change in control of American Water on December 31, 2011.

Executive Severance Policy. Our executive severance policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the board of directors of American Water. Under the policy, eligible executives will receive 12 or, in the case of Mr. Sterba, 18, months of their base salary, in the form of base salary continuation. As noted below under “Severance Terms in Jeffry E. Sterba’s Employment Agreement,” at December 31, 2011, Mr. Sterba would be entitled to 18 months of base salary if he is terminated after August 15, 2013. Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of eight weeks of coverage for less than five years of service, 12 weeks of coverage for at least five years but less than 10 years of service and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. In order to receive severance benefits under the executive severance policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the severance policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Severance Terms in Jeffry E. Sterba’s Employment Agreement. Mr. Sterba’s employment agreement with us that was in effect on December 31, 2011, provided that, in the event Mr. Sterba’s employment with us is terminated without cause or is terminated in connection with the selection of a new chief executive officer whose identity and time of succession are mutually agreed to by us and Mr. Sterba (a “Succession Termination”), Mr. Sterba will be fully vested with respect to all options and restricted stock units granted to him prior to August 15, 2012, except that, in the case of options and restricted stock units that are part of the LTIP grants for 2012, he will be vested only in a prorated amount of such options and restricted stock units based on the portion of the calendar year prior to August 15, 2012. In addition, the termination date of affected stock options will be extended to a date that is two years following the termination of Mr. Sterba’s employment. If we terminate Mr. Sterba’s employment other than for cause, and in lieu of the terms and conditions of our Executive Severance Policy relating to base salary continuation, Mr. Sterba would be entitled to receive a severance payment equal to 12 months of base salary if the termination occurs on or prior to August 15, 2012, and a severance payment equal to 18 months of base salary if his termination occurs after August 15, 2013.

Under the 2012 Employment Agreement, in the event we terminate Mr. Sterba’s employment without “cause” (as defined in the 2012 Employment Agreement) or he terminates employment with us for “good reason” (as defined in the 2012 Employment Agreement),

•

Mr. Sterba will be entitled to receive 18 months base salary, payable in installments, and will continue to receive health, dental and vision coverage in accordance with our executive severance policy.

•

the options to purchase 25,000 shares previously granted to Mr. Sterba in August 2010 will become fully vested (and the option term will be extended to the earlier of two years from his termination or the end of the seven year term of the options).

•

all outstanding PSUs and options granted to him in 2012, 2013 and 2014 will fully time-vest (and the option term will be extended to the earlier of two years from his termination or the end of the stated term of such options). Time-vesting also will be accelerated in the event of his death or disability. (Each PSU grant will remain subject to performance-vesting criteria based upon our performance during the applicable three year performance period.)

To the extent the terms of the LTIP and related grants provide more favorable vesting provisions than those set forth above, the terms of the LTIP and related grants will control.

“Good reason” is defined as meaning any of the following events occurring without Mr. Sterba’s consent: Mr. Sterba ceases to be our Chief Executive Officer other than in connection with the appointment by the board of directors during 2014 or thereafter of a new Chief Executive Officer; Mr. Sterba ceases to be a member of the board of directors; any material breach by us of any of the terms and conditions of the 2012 Employment Agreement; Mr. Sterba is required to relocate his office to a location more than 50 miles from its current location in Voorhees, New Jersey; Mr. Sterba’s duties as Chief Executive Officer are diminished or altered in any way to his material detriment other than in connection with the appointment during 2014 or thereafter of a new Chief Executive Officer; or Mr. Sterba’s compensation or benefits are diminished or altered in any way to his material detriment.

Severance Terms in Ellen C. Wolf’s Employment Agreement. Ms. Wolf’s employment letter agreement provides that if we terminate Ms. Wolf’s employment other than for cause (as determined in our sole discretion), or if Ms. Wolf terminates her employment for “good reason” (as described below), she will be deemed to have fully vested in all her benefits under the 2007 Omnibus Equity Compensation Plan and the deferred compensation plan so long as such vesting is permitted by applicable law. “Good reason” is defined as (i) a diminishment in Ms. Wolf’s authority that is substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company or (ii) the assignment to Ms. Wolf of duties that are substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company.

Deferred Compensation Plans. Our deferred compensation plan for employees is described above under “2011 Nonqualified Deferred Compensation.” This Section describes the payments that would be made under that plan upon various types of termination. Since employees are immediately vested in all contributions to the plan other than our annual 5.25 percent contributions, they would receive their full account balances, less the portion of their balances attributable to such 5.25 percent contributions, upon any termination of employment other than for cause. Because participants do not vest in our 5.25 percent contributions until completion of five years of service, attainment of age 65, change in control or death, participants whose employment terminates before any such events would not receive amounts attributable to such contributions, and participants whose employment terminates after any such events would receive such amounts. However, Ms. Wolf’s employment agreement provides that she will vest in her deferred compensation benefits upon a termination of employment by us without cause or by her for “good reason,” as described above under “Severance Terms in Ellen C. Wolf’s Employment Agreement.” Upon a termination for cause, all of our contributions to the deferred compensation plan would be forfeited by the participants. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. Amounts shown in the table are the values each named executive officer would have been entitled to given a termination on December 31, 2011.

Defined Benefit Plans. Our retirement plans are described above under “2011 Pension Benefits.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary termination—Despite being ineligible for retirement, Mr. Lynch and Ms. Wolf would have been entitled to benefits from the AWWPP and (for Mr. Lynch only) the ERP, upon voluntary termination at December 31, 2011. Mr. Lynch’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 65, is $24,290. Mr. Lynch will receive his ERP benefit as a lump sum. Ms. Wolf’s AWWPP benefit is payable as a single life annuity beginning at age 65. The life annuity annual benefit amount is $17,748. This benefit is not available as a lump sum. Upon voluntary termination, Mr. Bigelow would be eligible for an early retirement benefit described in the next section.

Retirement—At December 31, 2011, Mr. Bigelow was eligible for early retirement benefits from AWWPP and ERP. Mr. Bigelow’s estimated annual AWWPP benefit, payable immediately upon his separation from service as a 50 percent joint and survivor annuity, is $43,556 as of January 1, 2012; his annual ERP benefit is $56,653 as of January 1, 2012.

Involuntary termination without cause—Under the AWWPP and the nonqualified plan (in the case of Mr. Lynch), benefits payable upon a termination of employment without cause are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf and Mr. Lynch.

Involuntary termination without cause following a change in control—Upon an involuntary termination of employment without cause resulting from a change in control, AWWPP and nonqualified plan benefits are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf (with respect to the AWWPP only) and Mr. Lynch, and upon early retirement for Mr. Bigelow.

Termination for cause—In the case of termination for cause, benefits payable from the AWWPP and from the nonqualified plan are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf and Mr. Lynch and upon early retirement for Mr. Bigelow.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the nonqualified plan in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; nonqualified plan disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Messrs. Lynch and Bigelow and Ms. Wolf, who have completed the required 10 years of service, qualify for disability benefits.

Death—If Mr. Lynch had died on December 31, 2011, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had survived to age 55 and elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been payable to him as an annuity beginning at his 55th birthday based on the age 55 early retirement factor, the age 55 100 percent joint and survivor factor (where the survivor’s age is what it would be on his 55th birthday) and using service as of the date of death. The benefit under the ERP would have been paid to Mr. Lynch as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

If Ms. Wolf or Mr. Bigelow had died on December 31, 2011, their surviving spouses or named beneficiaries would have received benefits under the AWWPP and (for Mr. Bigelow only) the ERP calculated as if they had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable to them as an immediate annuity based on their current age early retirement factor, a 100 percent joint and survivor factor based on theirs and their survivors’ current age, and using service as of the 2003 termination date for Ms. Wolf and as of the date of death for Mr. Bigelow. The benefit under the ERP would have been paid to Mr. Bigelow as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables, we assumed that Mr. Lynch and Ms. Wolf were married with spouses the same ages as the participant; we assumed Mr. Bigelow was married and used his spouse’s actual age.

Omnibus Equity Incentive Plan Awards. All stock options vest in full upon an option holders’ death or disability, or upon a change in control. In addition, performance share units will vest as follows:

•

Upon a change in control, the performance share units will vest with respect to the tranches of performance share unit awards that have time-vested, based upon the assumption that target performance is achieved.

•

Upon death or disability, the performance share units will performance-vest with respect to the tranches of performance share unit awards that already have time-vested, based upon actual performance as determined at the end of the performance period.

In addition, as noted above, Mr. Sterba’s 2012 Employment Agreement provides that options we granted to him in August 2010, and options and PSUs we grant to him in 2012, 2013 and 2014 will fully time-vest upon our termination of his employment without cause or termination by Mr. Sterba for good reason, as described above under “Severance Terms in Jeffrey E. Sterba’s Employment Agreement.” As also noted above, Ms. Wolf’s employment agreement provides that her awards will fully time-vest upon a termination of employment by us without cause or by Ms. Wolf for “good reason,” as described above under “Severance Terms in Ellen C. Wolf’s Employment Agreement.” All the named executive officers’ options time-vest upon death or disability, and time-vest on a prorated basis upon retirement (based on the portion of the vesting period completed prior to retirement).

Quantifications of Potential Payments on Termination or Change in Control

The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled if one of several different termination of employment or change in control events occurred on December 31, 2011. The amounts shown in the table do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, 401(k) plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Mr. Bigelow would also be entitled to continued coverage under American Water’s retiree welfare benefit plans. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed.

With regard to all options subject to time-based vesting at December 31, 2011, the assumed values of the awards are shown in the table in the applicable columns. With regard to performance stock units that remain subject to performance-based vesting, which, upon a change of control, will vest at the target award level, the assumed value for the target amount of these performance stock units is shown in the table in the applicable columns. The value of each stock option as to which vesting is accelerated is assumed to be equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share and $31.86, the closing price of our common stock as reported on the NYSE Composite Tape on December 31, 2011. For performance stock units, the value shown in the table is based on the number of performance stock units multiplied by $31.86 closing price on December 31, 2011. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) was included.

Potential Payments on Termination or Change in Control

Name	Benefit	Voluntary Termination	Early/ Normal Retirement		Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death	Change in Control(1)
Jeffry E. Sterba	Cash severance	$—		$—	$1,350,000	$—	$—	$1,350,000	$—	$—	$—
	Outplacement services	$—		$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$49,480		$49,480	$49,480	$—	$—	$72,055	$49,480	$72,055	$72,055
	Life insurance and Employee Assistance Program	$—		$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—		$—	$230,000	$—	$—	$1,054,578	$1,054,578	$1,054,578	$1,054,578
	Performance stock units	$—		$—	$—	$—	$—	$1,308,038	$141,272	$141,272	$1,308,038

	Total	$49,480		$49,480	$1,640,366	$—	$—	$3,785,057	$1,245,330	$1,267,905	$2,434,671

Walter J. Lynch	Cash severance	$—		$—	$833,000	$—	$—	$833,000	$—	$—	$—
	Outplacement services	$—		$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$220,352		$220,352	$220,352	$220,352	$—	$220,352	$220,352	$220,352	$220,352
	Nonqualified pension benefits	$259,256	$	ineligible	$259,256	$259,256	$259,256	$259,256	$757,235	$195,109	$259,256
	Qualified pension benefits	$138,578	$	ineligible	$138,578	$138,578	$138,578	$138,578	$415,588	$110,398	$138,578
	Life insurance and Employee Assistance Program	$—		$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—		$—	$—	$—	$—	$908,960	$908,960	$908,960	$908,960
	Performance stock units	$—		$—	$—	$—	$—	$1,449,004	$462,429	$462,429	$1,449,004

	Total	$618,186		$220,352	$1,462,072	$618,186	$397,834	$3,809,536	$2,764,564	$1,897,248	$2,976,150

Ellen C. Wolf	Cash severance	$—		$—	$768,000	$—	$—	$768,000	$—	$—	$—
	Outplacement services	$—		$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$300,553		$300,553	$300,553	$300,553	$—	$300,553	$300,553	$300,553	$300,553
	Nonqualified pension benefits	$—		$—	$—	$—	$—	$—	$—	$—	$—
	Qualified pension benefits	$148,592		$—	$148,592	$148,592	$148,592	$148,592	$252,111	$116,113	$148,592
	Life insurance and Employee Assistance Program	$—		$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—		$—	$859,281	$859,281	$—	$859,281	$859,281	$859,281	$859,281
	Performance stock units	$—		$—	$1,414,167	$1,414,167	$—	$1,377,006	$472,498	$472,498	$1,377,006

	Total	$449,145		$300,553	$3,501,479	$2,722,593	$148,592	$3,453,818	$1,884,443	$1,748,445	$2,685,432

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death	Change in Control(1)
Kellye L. Walker	Cash severance	$—	$—	$581,250	$—	$—	$581,250	$—	$—	$—
	Outplacement services	$—	$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$—	$—	$—	$—	$—	$6,825	$—	$6,825	$6,825
	Life insurance and Employee Assistance Program	$—	$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$367,009	$367,009	$367,009	$367,009
	Performance stock units	$—	$—	$—	$—	$—	$581,323	$103,718	$103,718	$581,323

	Total	$—	$—	$592,136	$—	$—	$1,536,793	$470,727	$477,552	$955,157

John R. Bigelow	Cash severance	$—	$—	$431,375	$—	$—	$431,375	$—	$—	$—
	Outplacement services	$—	$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$94,233	$94,233	$94,233	$94,233	$—	$94,233	$94,233	$94,233	$94,233
	Nonqualified pension benefits	$833,574	$833,574	$833,574	$833,574	$833,574	$833,574	$1,456,278	$753,909	$833,574
	Qualified pension benefits	$653,283	$653,283	$653,283	$653,283	$653,283	$653,283	$1,141,306	$608,672	$653,283
	Life insurance and Employee Assistance Program	$—	$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$296,176	$296,176	$296,176	$296,176
	Performance stock units	$—	$—	$—	$—	$—	$474,109	$158,331	$158,331	$474,109

	Total	$1,581,090	$1,581,090	$2,023,351	$1,581,090	$1,486,857	$2,783,136	$3,146,324	$1,911,321	$2,351,375

(1)	Pension and deferred compensation amounts shown in this column assume a termination of employment (other than an involuntary termination for cause) following a change in control. Performance stock unit amounts shown in this column are payable upon a change in control, without a termination of employment.

RELATED PERSON TRANSACTION PROCEDURES

We have adopted a written procedure for approving and ratifying related person transactions. The procedure covers transactions or series of transactions between directors, nominees, employees and stockholders who own more than 5 percent of any class of voting securities, or immediate family members of any such persons, and American Water where any of the classes of persons described above has a direct or indirect material interest.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the audit committee of the board of directors in the case of transactions involving officers, directors or other employees in specified senior grade levels;

•	the ethics committee in the case of all other employees; or

•	in any case, the board of directors, acting through its disinterested members only.

Transactions involving compensation of executive officers are reviewed and, if appropriate, approved by the compensation committee of the board of directors (or a group of our independent directors performing a similar function) as specified in the charter of the compensation committee.

Before any related person transaction is permitted, the following factors are to be considered:

•	the related person’s interest in the transaction;

•	the dollar value of the amount involved in the transaction;

•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is to be undertaken in the ordinary course of business of American Water;

•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to American Water of, the transaction; and

•	any other information regarding the transaction or the related person that are material in light of the circumstances of the particular transaction.

Approval of a related person transaction will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting it to occur.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for American Water’s internal controls and financial reporting process. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2011.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Standards, AU Section 380, “Communications with Audit Committees.”

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s conversations with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Martha Clark Goss (Chair)

Stephen P. Adik

George MacKenzie

William J. Marrazzo

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2011 and 2010.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees(1)	$3,041,000	$3,461,850
Audit-Related Fees	—	—
Tax Fees(2)	213,238	569,310
All Other Fees(3)	133,923	274,857

Total	$3,338,161	$4,306,017

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim financial statements included on our quarterly reports on Form 10-Q, audits of the Company’s subsidiaries and services in connection with comfort letters, consents and procedures related to documents filed with the Securities and Exchange Commission.

(2)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(3)	Represents fees for professional services provided in connection with employee travel expenses, business transformation and software licensing fees for disclosure checklists, workforce diagnostic and accounting research tools.

Approval of audit and permitted non-audit services. The audit committee has the responsibility to approve in advance all audit and permitted non-audit services performed by its independent registered public accounting firm. As allowed by applicable law, the audit committee has delegated to its Chair the authority to grant pre-approval of audit and permitted non-audit services provided by its independent registered public accounting firm and associated fees up to a maximum of $20,000 per service provided and $50,000 in the aggregate per annum. The Chair of the audit committee reports any pre-approval of these services to the full audit committee at its next regularly scheduled meeting following the pre-approval.

(Proposal 2)

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2012, and is recommending that the stockholders ratify this appointment. PricewaterhouseCoopers LLP has served as our auditors since 1948. Although stockholder ratification is not required by our organizational documents, or applicable law, the board of directors is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

In the event the stockholders fail to ratify the appointment, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions at the Annual Meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2012.

(Proposal 3)

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As described more fully under “Compensation Discussion and Analysis,” our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance, consistent with sound governance principles. We believe that our compensation philosophy and programs contribute to our overall objective of being a trusted steward of the environment, meeting or exceeding our customers’ expectations regarding water and wastewater service and value, and promoting the safety and well-being of our workforce, while simultaneously being the trusted stewards of our investors’ capital by creating stockholder value.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of American Water Works Company, Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2012 annual meeting of stockholders.

While the vote is not binding on us, our compensation committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

(Proposal 4)

STOCKHOLDER PROPOSAL

The Utility Workers Union of America (UWUA), 815 Sixteenth Street, N.W., Washington, DC 20006, has submitted the following proposal for consideration at the annual meeting. Shareholdings of the UWUA will be supplied promptly upon oral or written request.

Stockholder Resolution:

RESOLVED, that the shareholders of American Water (the “Company”) urge the Board of Directors to adopt the following amendment to the Company’s Annual Incentive Plan (“AIP” or “Plan”) as applied to senior executives, in order to promote a more long-term perspective:

1.	An award to a senior executive under the AIP (a “Bonus”) that is based on financial measurements (a “Financial Metric”) whose performance measurement period (“PMP”) is one year or shorter shall not be paid in full for a period of three years (“Deferral Period”) following the end of the PMP;

2.	The Board should develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) reducing the remainder of the Bonus over the Deferral Period, if appropriate, to reflect performance on the Financial Metric(s) during the Deferral Period, and (c) paying out the remainder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3.	The adjustment(s) described above should not require achievement of new performance goals but should focus on the quality and sustainability of the performance on the Financial Metric(s) during the Deferral Period.

The proposal should be implemented so as not to violate any existing contractual obligation of the Company, and should not have the effect of reducing amounts awarded or earned before the adoption of the policy.

Stockholder’s Statement of Support:

We believe that short-term incentive plans such as the Company’s AIP can encourage senior executives to manage for the short-term and to take on excessive risk, and that this can adversely affect corporate performance.

As the committee for Economic Development—a distinguished panel of business and academic leaders—observed in 2007, “decision making based primarily on short-term considerations damages the ability of public companies … to sustain superior long-term performance.” In our view, the current financial crisis illustrates what can happen when executives are rewarded for short-term performance, with no effort to ensure that performance is sustainable.

Bonuses under American Water’s AIP are based on one-year performance metrics, and the Plan grants the Board’s Compensation Committee substantial discretion in making awards. This includes the discretion to

“adjust” financial performance metrics after they have been established to take into account events deemed beyond the control of executives. Indeed, the Committee exercised that discretion in 2009 to award substantial executive bonuses, despite the Company’s failure to achieve the targeted earnings per share threshold.

Our proposal urges that the AIP be changed to encourage a longer-term orientation for senior executives. Specifically, the proposal asks that the Board develop a system for holding back some portion of any bonus based on short-term financial metrics for a period of three years, and adjusting the unpaid portion to account for performance during that three-year period. The Board would have discretion to set the precise terms and mechanics of this process.

We believe this policy will promote long-term, sustainable performance at American Water, and therefore urge stockholders to vote for our proposal.

Board of Directors’ Recommendation Against and Statement of Opposition to the Stockholder Proposal:

This proposal effectively would eliminate our Annual Incentive Plan, or “AIP”. The AIP is designed to provide cash compensation to our executives if specified performance goals are met for a particular year. Designed to reward executives for consistently achieving strong annual operating performance, our AIP complements our equity-based long term incentive plan which provides for option grants and performance stock units, and is the largest of the three key components of our compensation program—salary, Annual Incentive Plan Award opportunities and Long Term Incentive Plan Award opportunities. We believe that the effectiveness of these plans and our compensation policies and practices would be compromised if payments under the AIP were withheld after annual performance objectives were met. We also believe that it would be difficult to attract, motivate and retain key executives if we were not able to provide annual cash incentives at the conclusion of an annual performance period. In addition, if we are required to make a material restatement of our financial results due to fraudulent or illegal conduct by an executive officer, the board of directors will, to the extent practicable, seek reimbursement of that portion of the incentive compensation payment that was based on the misstated financial results from each executive officer whose fraudulent or illegal conduct caused the restatement.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote AGAINST the stockholder proposal.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit the proposal to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. Stockholder proposals for inclusion in our proxy statement for the 2013 Annual Meeting must be received on or before December 1, 2012 and must comply in all other respects with applicable SEC rules.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2013 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the SEC’s rules, or who wants to nominate a person for election to the board of directors at that meeting, must notify the Office of the Secretary of American Water in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at American Water’s principal executive offices no later than February 11, 2013. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Office of the Secretary at the address set forth above.

OTHER MATTERS

At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting, then your proxy will vote in accordance with his or her discretion.

Annex A

This proxy statement includes a presentation of adjusted net income and diluted adjusted earnings per common share, in each case calculated without giving effect to the cessation of depreciation of assets and write-downs to reduce net assets (including associated parent company goodwill) to net realizable value, in each case with respect to businesses classified as discontinued operations; and O&M efficiency ratio, which excludes estimated purchased water revenues from the calculation of regulated operating revenues and excludes estimated purchased water expenses from the calculation of regulated operations and maintenance expense. Each of these adjusted financial measures is not presented in American Water’s financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) and constitutes “non-GAAP financial measures” under Securities and Exchange Commission (SEC) rules. These non-GAAP financial measures supplement American Water’s GAAP disclosures and should not be considered an alternative to the GAAP measures.

Management believes that the presentation of these measures is useful to investors because it provides a means of evaluating our operating performance without giving effect to (1) (in the case of adjusted net income per share) benefits and charges related to discontinued operations that are largely out of the control of management and (2) (in the case of O&M efficiency ratio) estimated purchased water revenues and purchased water expenses, which are subject to pricing factors that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. Management references trends in the company’s historical results, exclusive of impairment charges and estimated revenues and expenses related to purchased water, in preparing operating plans, budgets and forecasts, and in assessing historical performance.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Adjusted Net Income / Adjusted Earnings per Share
(A Non-GAAP Unaudited Number)	($ in thousands, except per share data)
	2010	2011
Net income (loss)	$267,827	$309,613
Less: Cessation of depreciation, net of tax	—	($ 15,132)
Plus: Write-down to reduce net assets of discontinued operations (including associated parent company goodwill) to net realizable value, net of tax	—	$ 25,107

Adjusted net income	$267,827	$319,688

Diluted earnings per common share excluding impairment charge:	$1.53	$ 1.75
Less: EPS impact of cessation of depreciation	—	($ 0.09)
Plus: EPS impact of impairment charges	—	—
Plus: EPS impact of parent company goodwill charge associated with discontinued operations	—	$ 0.14

Adjusted earnings per share	$1.53	$ 1.81

Note: Amounts may not sum up due to rounding

A-1

Regulated O&M Efficiency Ratio

(A Non-GAAP Unaudited Number)	($ in thousands)
	2010	2011
Total Regulated Operations and Maintenance Expense	$1,095,446	$1,092,611
Less: Regulated Purchased Water Expense	99,834	99,008

Adjusted Regulated Operations and Maintenance Expense	$995,612	$993,603

Total Regulated Operating Revenues	$2,285,656	$2,368,891
Less: Regulated Purchased Water Expenses*	99,834	99,008

Adjusted Regulated Operating Revenues	$2,185,822	$2,269,883

Regulated O&M Efficiency Ratio	45.5%	43.8%
*	Calculation assumes that purchased water revenues approximate purchased water expenses.

Note:	Regulated O&M Efficiency Ratio is Adjusted Regulated Operations and Maintenance Expense as a percentage of Adjusted Regulated Operating Revenues.

A-2

DIRECTIONS TO

AMERICAN WATER WORKS COMPANY, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

The Mansion

3000 Main Street

Voorhees, New Jersey 08043

FROM PHILADELPHIA / CENTER CITY: Take Ben Franklin Bridge to Route 70 East. Follow Route 70 East to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

FROM NORTH EAST PHILADELPHIA: Take Tacony Palmyra Bridge to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

FROM PHILADELPHIA INTERNATIONAL AIRPORT: Take Walt Whitman Bridge to Route 42 South. Follow Route 42 South to 295 North. Follow 295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn right into Main Street Complex.

FROM DELAWARE / MARYLAND: Take Delaware Memorial Bridge to 295 North. Follow 295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn right into Main Street Complex.

FROM NORTH JERSEY / NEW YORK: Take New Jersey Turnpike South to Exit 4. Follow to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

FROM ATLANTIC CITY AREA: Take Atlantic City Expressway to Route 73 North. Follow Route 73 North to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

PARKING

COMPLIMENTARY SELF-PARKING IS AVAILABLE AT THE MANSION, 3000 MAIN STREET, VOORHEES, NEW JERSEY, 08043.

INFORMATION ABOUT ADVANCE REGISTRATION FOR ATTENDING THE MEETING

An admission card will be required to enter American Water’s annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to American Water stockholders or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•

If you hold your American Water shares directly, and not through a broker, bank or other nominee, and you plan to attend the annual meeting, please send an annual meeting advance registration request, containing the information listed below, to:

American Water Investor Relations

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Attention: Annual Meeting Advance Registration

Please include the following information:

•	Your name and complete mailing address; and

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual.

•

If your American Water shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below, to the address listed above:

Please include the following information:

•	Your name and complete mailing address;

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual; and

•	Proof that you own American Water shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement).

If you have questions regarding admission to the annual meeting, please visit our website at aw.investorrelations@amwater.com or call American Water’s Investor Relations department at 877-310-7174.

2012 American Water Stockholder Forum—Portal to the Virtual Stockholder Meeting

We encourage full participation in the American Water 2012 Annual Meeting of Stockholders and, in the weeks leading up to the meeting, we are offering investors eligible to vote, a dedicated forum to voice their opinions on the propositions up for vote, an opportunity to participate in a survey to provide management with feedback on company performance, and a platform to ask questions we can answer at the meeting.

Also, the Forum gives our investors an open door into the Virtual Stockholder Meeting online, to listen to the Chairman’s report, hear the President and CEO’s address and listen to questions and answers. Questions submitted online, but not answered during the meeting, will be addressed the next business day following the meeting. Making use of this technology is part of our drive for fuller transparency, greater engagement with our stockholders and our commitment to sustainability.

AMERICAN WATER WORKS COMPANY, INC.

1025 LAUREL OAK ROAD

VOORHEES, NJ 08043

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AWK2012

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44668-P19962 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN WATER WORKS COMPANY, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees: For Against Abstain

to approve

1a. Stephen P. Adik

1b. Martha Clark Goss

1c. Julie A. Dobson

1d. Richard R. Grigg

1e. Julia L. Johnson

1f. George MacKenzie

1g. William J. Marrazzo

1h. Jeffry E. Sterba

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ended December 31, 2012.

3. Advisory vote on executive compensation.

The Board of Directors recommends you vote AGAINST the following proposal:

4. Stockholder Proposal regarding an amendment to the Company’s Annual Incentive Plan.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2011 Annual Report on Form 10-K are available at www.proxyvote.com.

M44669-P19962

AMERICAN WATER WORKS COMPANY, INC.

Annual Meeting of Stockholders

May 11, 2012 10:00 AM, EDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation, hereby appoints George MacKenzie and Jeffry E. Sterba, or either of them, proxies, each with the power to appoint his substitute, to represent the under signed and to vote, subject to the instructions on the reverse side, all of the shares of Common Stock of the Company that the stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Time, on May 11, 2012, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, and any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side